Exhibit 10.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
by and among
PORTOFINO ACQUISITION COMPANY,
as Buyer,
PATTERSON-UTI ENERGY, INC.,
as Buyer Parent,
and
KEY ENERGY PRESSURE PUMPING SERVICES, LLC,
and
KEY ELECTRIC WIRELINE SERVICES, LLC,
as Sellers,
and
KEY ENERGY SERVICES, INC.,
as Seller Parent
Dated as of July 2, 2010
Relating to the Acquisition of the
Assets of Sellers’ Pressure Pumping
and Wireline Businesses

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits

Exhibit A	(Reserved)
Exhibit B	Material Terms of Transition Services Agreement
Exhibit C	Material Terms of Lease Agreement
Exhibit D	Material Terms of Lease Agreement — Heber Springs
Schedules

2.1(a)-1	Pressure Pumping Equipment and Machinery
2.1(a)-2	Wireline Equipment and Machinery
2.1(b)-1	Pressure Pumping Assumed Contracts
2.1(b)-2	Wireline Assumed Contracts
2.1(c)-1	Pressure Pumping Vehicles
2.1(c)-2	Wireline Vehicles
2.1(d)	Transferred Owned Real Property
2.1(e)	Transferred Leased Real Property and Transferred Leases
2.1(f)	Transferred Intellectual Property
2.1(g)	Transferred Permits
2.3(j)	Shared Use Assets
2.3(l)	Excluded Assets
2.7	Allocation of Purchase Price
4.3	Sellers’ Conflicts and Consents
4.6	Financial Statements
4.7	Changes or Events
4.10	Material Contracts Not Included as Assumed Contracts
4.12	Sufficiency and Condition of and Title to Purchased Assets
4.16	Compliance with Laws
4.17	Litigation
4.18	Permits
4.19	Business Employees
4.20	Labor Matters and Employment Disputes
4.22	Environmental Matters
6.1	Allocated Values
8.8(a)	Pricing Agreements

-v-

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) dated as of July 2, 2010, is by and among Key Energy Pressure Pumping Services, LLC, a Texas limited liability company (“Seller A”), Key Electric Wireline Services, LLC, a Delaware limited liability company (“Seller B”, and together with Seller A, the “Sellers”), Key Energy Services, Inc., a Maryland corporation (“Seller Parent”), Portofino Acquisition Company, a Delaware corporation (“Buyer”), and Patterson-UTI Energy, Inc., a Delaware corporation (“Buyer Parent”).
RECITALS
WHEREAS, Seller A is engaged in the business of providing certain pressure pumping services to participants in the oil and natural gas industry and desires, on the terms and subject to the conditions set forth herein, to sell certain assets and assign certain liabilities related thereto to Buyer; and
WHEREAS, Seller B is engaged in the business of providing certain electric wireline services to participants in the oil and natural gas industry and desires, on the terms and subject to the conditions set forth herein, to sell certain assets and assign certain liabilities related thereto to Buyer; and
WHEREAS, Buyer desires, on the terms and subject to the conditions set forth herein, to purchase such assets and assume such liabilities; and
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings unless the context clearly requires otherwise:
“Accounts Receivable” means the accounts receivable, including trade accounts receivable, notes receivable and loans receivable generated from transactions involving the Purchased Business.
“Adjustment Date” has the meaning set forth in Section 9.4 of this Agreement.
“Affiliate” means, with respect to a person, another person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such person.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Allocated Value” has the meaning set forth in Schedule 6.1(b) of this Agreement.
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“Asset Allocation” has the meaning set forth in Section 2.7 of this Agreement.
“Assumed Contracts” means the Pressure Pumping Assumed Contracts and the Wireline Assumed Contracts.
“Assumed Obligations” has the meaning set forth in Section 2.4 of this Agreement.
“Assumption Agreement” means an agreement in customary form, reasonably satisfactory to Buyer and Sellers pursuant to which Buyer shall assume the Assumed Obligations.
“Balance Sheet” has the meaning set forth in Section 4.6 of this Agreement.
“Balance Sheet Date” has the meaning set forth in Section 4.6 of this Agreement.
“Base Inventory” means $6,000,000.
“Business Employees” has the meaning set forth in Section 4.19 of this Agreement.
“Buyer” has the meaning set forth in the Preamble of this Agreement.
“Buyer Lease Agreement” means a written lease agreement containing the material terms identified in Exhibit C to this Agreement between Buyer, as tenant, and an Affiliate of Sellers, as landlord, relating to the Tioga, North Dakota service facility used in the Wireline Business.
“Buyer Parent” has the meaning set forth in the Preamble of this Agreement.
“Buyer Plans” has the meaning set forth in Section 8.4(e) of this Agreement.
“Capital Stock” means (i) with respect to a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of equity or ownership interests in such corporation, (ii) with respect to any other entity, any and all partnership, limited partnership, limited liability company or other equity or ownership interests of such entity however denominated and (iii) any right or security convertible into or exercisable or exchangeable for any of the foregoing.
“Claim” means any suit, demand, claim or action of any type, however styled, by or before any Court or Governmental Authority.
“Claim Notice” has the meaning set forth in Section 13.2(a) of this Agreement.
“Closing” has the meaning set forth in Section 3.1 of this Agreement.
“Closing Date” has the meaning set forth in Section 3.1 of this Agreement.
“Closing Date Inventory” means the Inventory of the Purchased Business at the Effective Time calculated pursuant to Section 2.8(a).
“COBRA” has the meaning set forth in Section 8.4(d) of this Agreement.
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“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Remediation Cost” means the commercially reasonable cost necessary to conduct Remedial Action using risk-based standards reasonably appropriate for the type of use of the Transferred Real Property affected that would be implemented by a similarly-situated owner or lessee taking into account (i) the current use of the property affected, (ii) the cost necessary to correct a violation of Environmental Laws or Environmental Permits (or the lack of an Environmental Permit), (iii) any applicable requirements or standards under Environmental Laws and the enforcement policies and standards of the Governmental Authorities responsible for enforcing Environmental Laws and (iv) any applicable requirements of any lease agreements in effect as of the Closing Date for the Transferred Leased Real Property to which a Seller or any of its Affiliates is a party. The use of Institutional Controls, as that term is defined herein, is permissible provided that such use is not prohibited by: (1) the terms of any existing lease agreement for the Transferred Real Property or (2) any Landlord under such lease agreements whose permission is required before an Institutional Control may be installed.
“Commonly Controlled Entity” means, with respect to a Person, any corporation, trade, business or entity under common control with such Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Competing Business” has the meaning set forth in Section 6.4(a) of this Agreement.
“Contract” means any contract, agreement, indenture, note, bond, loan, lease, conditional sale contract, mortgage or insurance policy, whether oral or written.
“Control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Court” means (i) any court established and functioning under the Laws of any nation or state, or any political subdivision thereof, including the United States of America, Canada, any state of the United States of America and any province of Canada and (ii) any arbitrator, arbitration panel or similar body.
“Credit Facility” means the Credit Agreement, dated as of November 29, 2007, among Seller Parent, each lender from time to time party thereto, Bank of America, N.A. as Paying Agent, Co-Administrative Agent, Swing Line Lender and L/C Issuer, and Wells Fargo Bank, National Association, as Co-Administrative Agent, Swing Line Lender and L/C Issuer, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of October 27, 2009.
“Critical Properties” means those certain Transferred Real Properties located in Cleburne, Chico, Midland ( Pressure Pumping yard and office), and Carrizo Springs, Texas as identified in Schedule 2.1(d) and Schedule 2.1(e) to this Agreement.
“Damages” has the meaning set forth in Section 13.1(a) of this Agreement.
“Designated Accountants” means Ernst & Young LLP or another firm of Designated Accountants of nationally recognized standing consented to by Buyer and Sellers.
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“Effective Time” means 11:59 p.m. on the Closing Date.
“Employee Benefit Plan” means an “employee welfare benefit plan,” an “employee pension benefit plan” (as defined in Sections 3(1) and 3(2) of ERISA) and any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit or other employee benefit plan, program, policy, agreement or arrangement, whether written or unwritten, formal or informal and whether or not ERISA is applicable to such plan, program, policy or arrangement.
“Environmental Condition” means the presence of Hazardous Materials in, at, on, under or from (including migrating from) any of the Transferred Real Property in concentrations that would be required to be investigated or remediated under applicable Environmental Laws or Environmental Permits.
“Environmental Defect Notice” means a written notice of a Potentially Material Environmental Condition, as more particularly described in Section 6.2(a) herein, discovered prior to Closing in the course of conducting a Phase II ESA, or through review of other Environmental Reports (as defined in Section 4.22) provided by Sellers.
“Environmental Defect Notice Date” means the date no later than 10 business days before the Closing Date.
“Environmental Laws” means any and all Laws and Orders relating to pollution, preservation, remediation or protection of the environment, human health and safety, the preservation or reclamation of natural resources, or to the management or Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Safe Drinking Water Act of 1974, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, and any similar or implementing state or local Laws and all amendments or regulations promulgated thereunder.
“Environmental Liabilities” means any Liability, Claim, loss, damage, fine, penalty, cost, expense, deficiency or responsibility (i) arising under or relating to any Environmental Law, Environmental Permit, Release or Environmental Condition, or (ii) arising under common law, to the extent such Liability, Claim, loss, or damage arises out of an Environmental Condition.
“Environmental Material Adverse Effect” shall mean any Environmental Liabilities that are reasonably expected to exceed $200,000 per occurrence or series of related occurrences or $500,000 in the aggregate.
“Environmental Permit” means any Permit required under applicable Environmental Laws.
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“Environmental Reports” has the meaning set forth in Section 4.22(h) of this Agreement.
“Equipment and Machinery” means the Pressure Pumping Equipment and Machinery and the Wireline Equipment and Machinery.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Assets” has the meaning set forth in Section 2.3 of this Agreement.
“Final Closing Date Inventory” means Closing Date Inventory (i) as set forth in the Inventory Certificate, if no notice of disagreement with respect thereto is duly delivered by Buyer pursuant to Section 2.8(b); or (ii) if such notice of disagreement is delivered, (a) as agreed by Buyer and Sellers pursuant to Section 2.8(c) or (b) in the absence of such agreement, as shown in the Designated Accountants’ calculation delivered pursuant to Section 2.8(c); provided, however, that in no event shall Final Closing Date Inventory be greater than Sellers’ calculation of Closing Date Inventory delivered pursuant to Section 2.8(a) or less than Buyer’s calculation of the Closing Date Inventory delivered pursuant to Section 2.8(b).
“Financial Statements” has the meaning set forth in Section 4.6 of this Agreement.
“GAAP” has the meaning set forth in Section 4.6 of this Agreement.
“Governmental Authority” means any government of, or any authority, agency, regulatory body, commission, official or other instrumentality of any government of, the United States of America or any foreign country, or any domestic or foreign state, province, county, city, local or other political subdivision thereof.
“Hazardous Materials” means: (i) any chemical, material, waste or substance defined or regulated by, or that forms the basis of Liability under, any applicable Environmental Law including any “hazardous waste,” “extremely hazardous waste,” “hazardous material,” “hazardous substance,” “toxic substance,” “contaminant,” “pollutant” or any other comparable term or expression intended to define or classify substances pursuant to applicable Environmental Law by reason of properties harmful to human health and safety, or the indoor or outdoor environment, (ii) any oil, petroleum hydrocarbon, petroleum product or petroleum substance (including crude oil, any petroleum fraction or any petroleum derivative substance), (iii) any flammable substances or explosives and (iv) any radioactive materials, polychlorinated biphenyls, asbestos-containing materials, radon or urea formaldehyde foam insulation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Immovable Fixture” means a fixture that cannot be removed from the associated real property without material damage to such fixture or such real property.
“Indemnified Party” means a party or its applicable directors, officers, employees, equity owners, agents, representatives, successors and permitted assigns that are entitled to indemnification pursuant to Article XIII of this Agreement.
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“Indemnifying Party” means a party that is obligated to provide indemnification pursuant to Article XIII of this Agreement.
“Indemnity Notice” has the meaning set forth in Section 13.2(e) of this Agreement.
“Institutional Controls” means one or more institutional control(s) as defined under applicable Environmental Laws and includes the imposition of restrictive covenants or deed restrictions limiting the use of the Transferred Leased Real Property to commercial/industrial use, the presence of engineered barriers, and the restriction of the installation or use of water wells, but only to the extent the same are not prohibited as set forth in the term Commercially Reasonable Remediation Cost.
“Intellectual Property” means intellectual property rights relating to: (i) patents and patent applications; (ii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, other than those relating to Marks; (iii) trade secrets and know-how; and (iv) customized or proprietary computer software, data and databases, and all documentation related thereto, other than documentation related to “off-the-shelf” software licenses and similar software programs licenses that provide for the payment of a license fee of less than $10,000 per year. Intellectual Property excludes all Marks.
“Inventory” means all inventories of the Sellers, or their Affiliates, wherever situated, on hand as of the Closing Date used in or related to the Purchased Business, including raw materials, samples, spare parts and all other materials and supplies to be used in or consumed by the Purchased Business. Non-capitalized references to “inventory” shall mean the same as capitalized references to “Inventory” except that they shall not be limited to items on hand as of the Closing Date.
“Inventory Certificate” has the meaning set forth in Section 2.8(a) of this Agreement.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to a Person, the knowledge, after due inquiry, of such Person. In the case of Sellers, a matter shall be within the Knowledge of Sellers if an executive officer of Seller Parent, the Senior Vice President, Senior Director, Director or Asset Manager of Pressure Pumping Services or the Senior Director or Area Director of Wireline Services has, or would reasonably be expected to have, after due inquiry, actual knowledge of such matter.
“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, proclamation, resolution, decision, declaration, treaty or interpretive or advisory opinion of a Governmental Authority.
“Legal Proceeding” means any judicial, administrative or arbitral action, hearing, charge, complaint, suit or proceeding (public or private) by or before any Governmental Authority.
“Liabilities” means, with respect to a Person, any obligation or liability of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or
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otherwise, whether or not the same is required to be shown on the financial statements of such Person.
“Lien” means any lien, claim, encumbrance, security interest, option, charge or restriction of any kind.
“Marks” means, throughout the world, whether or not registered, any names, trademarks, service marks, trade dress rights, domain names or trade names and any derivatives thereof and logos related thereto, including all goodwill and brand equity associated therewith and symbolized thereby, and further including all statutory and common law rights embodied therein and associated therewith.
“Material Adverse Effect” means an event, change or occurrence that has had or would reasonably be expected to have (i) a material adverse effect on the business, financial condition, assets, properties or results of operations of the Purchased Business, taken as a whole or (ii) a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, other than in the case of clause (i) or (ii) any such event, change or occurrence relating to or resulting from (x) changes or conditions affecting the economy, the financial markets or the markets for oil and natural gas in general or changes in political or regulatory conditions generally, (y) general changes in the segments of the oil and natural gas industry in which the Purchased Business operates, other than changes in Law applicable to hydraulic fracturing that would make such practice illegal or commercially impractical in a jurisdiction in which Seller A conducts the Pressure Pumping Business, or (z) the announcement (or the effect of any such announcement) or consummation of the transactions contemplated by this Agreement.
“Material Contract” means, with respect to any person, (i) any Contract to which such person is a party or by which such person is in any way bound as to which the remaining benefit to, or obligation of, such person under any such Contract (a) in any case in which the benefit or obligation can be reasonably reduced to monetary terms, equals or exceeds $50,000 or (b) in any case in which it cannot reasonably be reduced to monetary terms, is or could reasonably be expected to be material to such person and (ii) any of the following types of Contracts to which such person is a party or by which such person is in any way bound:
(i) any Contract under which indebtedness for borrowed money or the deferred purchase price of property or services is outstanding or committed (other than trade payables incurred in the ordinary course of business);
(ii) any Contract that constitutes a lease, whether operating or capital;
(iii) any Contract that constitutes a guaranty or other agreement of suretyship;
(iv) except for those Contracts entered into in the ordinary course of business, any Contract containing an agreement of indemnification;
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(v) any Contract that includes any covenant or agreement of such person that purports to restrict the business activity of such person or limit the freedom of any such person to compete with any other person;
(vi) any joint venture, partnership, investment or other Contract (A) involving a sharing of profits or losses relating to all or any portion of the business of such person or (B) requiring any such person to invest funds in or make loans to, or purchase any securities of, another person, venture or other business enterprise;
(vii) any Contract in which such person has granted to a third person a right of first refusal or similar right to acquire assets or a business or portion thereof;
(viii) any Contract providing for commissions, fees or royalties or other payments by or to a person based on sales, purchases or profits, other than direct payments for goods, materials, supplies or services;
(ix) any Contract relating to the licensing, sublicensing or use of Intellectual Property (other than “off-the-shelf” and similar software program licenses that provide for the payment of a license fee of less than $10,000 per year);
(x) any Contract relating to or providing for the creation of a Lien on any assets of such person;
(xi) any Employee Benefit Plan and any other employment, consulting, management, severance, compensation or similar Contract and any Contract for management, consulting or other similar services;
(xii) any pricing or supply Contract;
(xiii) any Permit; and
(xiv) any Contract with a Governmental Authority.
“Non-Conveyed Scrap Equipment” has the meaning set forth in Section 8.5 of this Agreement.
“Order” means any order, judgment, injunction, ruling or decree of any Court or Governmental Authority.
“Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof, or any comparable governing instruments, together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating agreement or regulations of such limited liability company, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of such partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any
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comparable governing instruments, each as amended and (iv) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“Permit” means any permit, license, certificate, tariff, concession, variance, exemption, approval, consent, franchise, registration, Order or authorization.
“Permitted Liens” means (i) Liens that are caused or created by Buyer; (ii) Liens for property Taxes which are not yet due and payable and Liens for Taxes which are being contested in good faith by appropriate proceedings, provided a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Closing Balance Sheet and such proceedings are disclosed in Sellers’ Disclosure Schedules; (iii) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehouseman’s, carrier’s, employee’s, contractor’s, operator’s, landlord’s, workmen’s, suppliers’ and other similar Liens arising in the ordinary course of business, provided such liens secure obligations that, as of the Closing Date, are not due and payable or are being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Closing Balance Sheet; (iv) minor defects, irregularities in title, easements, rights of way, servitudes, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that are recorded in the appropriate public records for which the affected real property is located or are reflected on an accurate survey of the affected real property, none of which, individually or in the aggregate, (a) were incurred with any indebtedness and (b) would reasonably be expected to have a material adverse effect on the business, financial condition, assets, properties or results of operation of the Purchased Business, taken as a whole; (v) Liens (other than any Lien imposed by ERISA and any Lien for Taxes) (a) imposed by Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (b) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (c) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that with respect to clauses (a), (b) and (c) of this clause (v), such Liens are for amounts not yet due and payable or, to the extent such amounts are so due and payable, such amounts are being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Closing Balance Sheet and such Liens are disclosed in the Sellers’ Disclosure Schedules.
“Person” or “person” means any natural person, firm, corporation, partnership, limited liability company, trust, joint venture, association or other organization which has a legal existence under the Laws of its jurisdiction of formation which is separate from its owner or owners and any Governmental Authority.
“Phase I ESA” has the meaning set forth in Section 6.1(b) of this Agreement.
“Phase II ESA” has the meaning set forth in Section 6.1(b) of this Agreement.
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“Potentially Material Environmental Condition” means an Environmental Condition for which applicable Environmental Law requires notice to any Person, further investigation or any form of response or Remedial Action, any or all of which would reasonably be expected to exceed $50,000.
“Pressure Pumping Assumed Contracts” means the Contracts related to the Pressure Pumping Business identified on Schedule 2.1(b)-1.
“Pressure Pumping Business” means Seller A’s business of utilizing pressure pumping and fracturing equipment to provide the following services to customers in the oil and natural gas exploration and production industry: primary cementing services and fracturing (regardless of fluid type used) and acidizing well stimulation services. For the avoidance of doubt, the Pressure Pumping Business does not include (i) any operations outside of the United States, (ii) any operations in the State of California, (iii) coiled tubing services, including nitrogen and acidizing services performed in conjunction therewith, (iv) plugging and abandonment services; (v) acidizing services ancillary to the performance of fluid management services provided by an affiliate of Seller A or (vi) any pressure pumping services associated with cementing other than primary cementing.
“Pressure Pumping Equipment and Machinery” means the equipment and machinery used in or related to the operation of the Pressure Pumping Business, including such equipment and machinery identified on Schedule 2.1(a)-1 and the Pressure Pumping Scrap Equipment other than any Pressure Pumping Scrap Equipment constituting Non-Conveyed Scrap Equipment.
“Pressure Pumping Scrap Equipment” means the Scrap Equipment related to the Pressure Pumping Business.
“Pressure Pumping Vehicles” means the motor vehicles used in or related to the operation of the Pressure Pumping Business identified on Schedule 2.1(c)-1.
“Purchase Price” has the meaning set forth in Section 2.6 of this Agreement.
“Purchased Assets” has the meaning set forth in Section 2.1 of this Agreement.
“Purchased Business” means the Pressure Pumping Business and the Wireline Business.
“Qualifying Business Employees” has the meaning set forth in Section 8.4(a) of this Agreement
“Records” means books of record and account, Contracts, commitments and files, Tax, accounting, personnel and other records, manuals, training materials, guidelines, plans, brochures and marketing materials and product and service catalogs, including in electronic form.
“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata).
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“Remedial Action” or “Remediate” means the removal, abatement, response, investigative, cleanup or monitoring activities undertaken to address any Environmental Conditions or a Release, and any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems to address such Environmental Conditions or Release; provided, however, in no event shall these activities be deemed to include the cleanup, investigation, study, assessment, measurement, removal, or treatment of any Hazardous Materials present in naturally-occurring levels.
“Representatives” means, with respect to a person, such person’s directors, officers, employees and other agents and such person’s legal, financial, accounting and other advisors.
“Retained Liabilities” has the meaning set forth in Section 2.5 of this Agreement.
“Restricted Period” has the meaning set forth in Section 6.4(a) of this Agreement.
“Retained Marks” means all Marks owned or used by Sellers or any of their Affiliates, including rights to the “Key” name and marks other than the Transferred Intellectual Property.
“Scrap Equipment” means assets with respect to which management of Sellers has reasonably concluded that the costs of repair exceed the value thereof.
“Seller” and “Sellers” has the meaning set forth in the Preamble of this Agreement.
“Seller A” has the meaning set forth in the Preamble of this Agreement.
“Seller B” has the meaning set forth in the Preamble of this Agreement.
“Sellers Environmental Liabilities” has the meaning set forth in Section 13.3(a) of this Agreement.
“Seller Lease Agreements” means written lease agreements containing the material terms identified in (i) Exhibit C to this Agreement between an Affiliate of Sellers, as tenant, and Buyer, as landlord, relating to the Chico, Texas service facility used in the Pressure Pumping Business and (ii) Exhibit D to this Agreement between an Affiliate of Sellers, as tenant, and Buyer, as Landlord, relating to the Heber Springs, Arkansas service facility used in the Wireline Business.
“Seller Parent” has the meaning set forth in the Preamble of this Agreement.
“Seller Plans” means the Employee Benefit Plans of Seller Parent in which the Business Employees participate.
“Sellers’ Disclosure Schedules” has the meaning set forth in Section 6.6 of this Agreement.
“Shared Use Assets” means any assets used in both the Purchased Business and any other business of Sellers and their Affiliates and listed or described on Schedule 2.3(j).
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“Straddle Period” means any Tax period or year commencing on or before and ending after the Closing Date.
“Survival Periods” has the meaning set forth in Section 13.5(a) of this Agreement.
“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated or other charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including any item for which liability arises by contract or as a transferee or successor.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority, including the IRS.
“Territory” has the meaning set forth in Section 6.4(a) of this Agreement.
“Third Party Claim” has the meaning set forth in Section 13.2(a) of this Agreement.
“Title Company” means a title company mutually agreeable to Buyer and Sellers.
“Title Policy” or “Title Policies” means owner’s policy or policies of title insurance in form and substance reasonably satisfactory to Buyer, issued by the Title Company in Buyer’s favor and in an amount equal to the applicable Allocated Value, insuring Buyer’s fee simple title to the Transferred Owned Real Property, subject only to Permitted Liens.
“Transaction Documents” means this Agreement, the Assumption Agreement, the Seller Lease Agreements, the Buyer Lease Agreement and the Transition Services Agreement.
“Transferred Intellectual Property” means the Intellectual Property used in or related to the operation of the Purchased Business identified on Schedule 2.1(f).
“Transferred Leased Real Property” means the tracts of real property used in or related to the operation of the Purchased Business identified on Schedule 2.1(e), unless removed from among the Purchased Assets pursuant to Section 6.1, Section 6.2 or Section 8.2.
“Transferred Leases” means all of the leases identified on Schedule 2.1(e), unless removed from among the Purchased Assets pursuant to Section 6.1, Section 6.2 or Section 8.2.
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“Transferred Owned Real Property” means the tracts of real property used in or related to the operation of the Purchased Business identified on Schedule 2.1(d), unless removed from among the Purchased Assets pursuant to Section 6.1, Section 6.2 or Section 8.2.
“Transferred Permits” means the Permits used in the operation of the Purchased Business identified on Schedule 2.1(g).
“Transferred Real Property” means the Transferred Owned Real Property and the Transferred Leased Real Property.
“Transition Services Agreement” means a written Transition Services Agreement containing the material terms identified in Exhibit B to this Agreement between Buyer, Sellers and Seller Parent.
“Transitioned Employees” has the meaning set forth in Section 8.4(a) of this Agreement.
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of Treasury Regulations hereafter proposed or adopted.
“Vehicles” means the Pressure Pumping Vehicles and the Wireline Vehicles.
“Wireline Assumed Contracts” means the Contracts related to the Wireline Business identified on Schedule 2.1(b)-2.
“Wireline Business” means Seller B’s business of utilizing electric wireline equipment to provide the following services to customers in the oil and natural gas exploration and production industry: perforating, completion logging, production logging and casing integrity services. For the avoidance of doubt, the Wireline Business does not include (i) any operations outside of the United States, (ii) any operations in the State of California or (iii) plugging and abandonment services.
“Wireline Equipment and Machinery” means the equipment and machinery used in or related to the operation of the Wireline Business, including the equipment and machinery identified on Schedule 2.1(a)-2 and the Wireline Scrap Equipment other than any Wireline Scrap Equipment constituting Non-Conveyed Scrap Equipment.
“Wireline Scrap Equipment” means the Scrap Equipment used in or related to the Wireline Business.
“Wireline Vehicles” means the motor vehicles used in or related to the operation of the Wireline Business identified on Schedule 2.1(c)-2.
Section 1.2 Rules of Interpretation. The following provisions shall be applied wherever appropriate herein:
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(a) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
(b) “or” is used in the inclusive sense of “and/or”;
(c) “including” means “including without limitation” and is a term of illustration and not of limitation;
(d) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
(e) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
(f) this Agreement and the other Transaction Documents have been jointly prepared by the parties hereto and thereto, and neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any person as the principal draftsperson hereof or thereof;
(g) the section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(h) any reference herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;
(i) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;
(j) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis; and
(k) all references to days shall mean calendar days unless otherwise provided.
ARTICLE II
SALE AND PURCHASE
Section 2.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, each of Seller A and Seller B hereby agrees to grant, sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase and acquire, all right, title and interest in and to all of the assets of the Pressure Pumping Business and Wireline Business of the Sellers, other than the Excluded Assets, including (collectively, the “Purchased Assets”):
(a) the Equipment and Machinery;
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(b) the Assumed Contracts;
(c) the Vehicles;
(d) the Transferred Owned Real Property;
(e) the Transferred Leases;
(f) the Transferred Intellectual Property;
(g) the Transferred Permits, to the extent lawfully transferable;
(h) the Inventory;
(i) the Records related to the Purchased Assets and the Assumed Obligations;
(j) all Claims, demands and judgments of Sellers of whatever nature and whether known or unknown, arising under or related to the Purchased Assets against third parties, including insurance claims and manufacturer’s equipment or construction warranties, in each case arising or attributable to the period before the Effective Time that relate to or arise out of operation of the Purchased Assets, to the extent that the same do not otherwise relate to Excluded Assets or Retained Liabilities; and
(k) the goodwill of the Purchased Business.
The Purchased Assets will be transferred to Buyer free of any and all Liens, other than Permitted Liens.
Section 2.2 Instruments of Conveyance and Transfer. Each Seller agrees that it will execute, acknowledge and deliver to Buyer such good and sufficient instruments of sale, conveyance, transfer and assignment as shall be effective to vest in Buyer all right, title and interest in and to the Purchased Assets, free and clear of all Liens, other than Permitted Liens.
Section 2.3 Excluded Assets. The assets of Sellers on the Closing Date that are listed below shall be excluded from the Purchased Business (the “Excluded Assets”) and shall be retained by Sellers and shall not be transferred to or purchased by Buyer:
(a) the Accounts Receivable and other categories of current assets of the Purchased Business, including cash, notes receivable and prepaid current assets, that would exist on a balance sheet of the Purchased Business prepared in accordance with GAAP as of the Effective Time consistent with past practices, but excluding the Inventory;
(b) the Capital Stock of any person, including Key Energy Services S.A.;
(c) any Marks, including the Retained Marks;
(d) any assets related to the coiled tubing services business of Seller A;
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(e) any assets (other than the Transferred Intellectual Property) related to any operations outside of the United States or in the State of California;
(f) any bank, brokerage and similar accounts and any cash or cash equivalents therein;
(g) any agreement, note or instrument between Seller A and Geostream Services Group LLC or any of its Affiliates;
(h) Sellers’ rights under this Agreement and the other Transaction Documents;
(i) all Records exclusively related to the Excluded Assets and the Retained Liabilities;
(j) any Tax refund related to the Purchased Assets or the Purchased Business for any Tax period (or portion thereof) ending on or prior to the Closing Date;
(k) any Shared Use Assets; and
(l) those assets set forth on Schedule 2.3(l).
Section 2.4 Buyer’s Assumed Obligations. Buyer hereby agrees to assume, pay and discharge, when due, the following Liabilities related to the Purchased Business and the Purchased Assets (such assumed Liabilities being referred to as the “Assumed Obligations”):
(a) all Liabilities (other than Environmental Liabilities) under the Assumed Contracts (including the leases associated with the Transferred Leased Real Property), and all Liabilities under the Transferred Permits, in each case, to the extent relating to or arising from events, facts or circumstances arising or occurring following the Effective Time;
(b) all Liabilities (other than Environmental Liabilities) associated with the Purchased Assets or Purchased Business to the extent relating to or arising from events, facts or circumstances arising or occurring following the Effective Time;
(c) all Environmental Liabilities relating to or arising from the ownership, operation or use of the Purchased Assets or Purchased Business at the Transferred Real Property, in each case arising from events, facts or circumstances arising or occurring before the Effective Time, except to the extent the same are Retained Liabilities as set forth in Section 2.5(e), (g) or (h);
(d) all Environmental Liabilities arising from Buyer’s operation or use of the Purchased Assets or Purchased Business to the extent relating to or arising from events, facts or circumstances arising or occurring after the Effective Time;
(e) the employment-related Liabilities assumed by or allocated to Buyer pursuant to Section 8.4; and
(f) the Liabilities for Taxes allocated to Buyer pursuant to Article IX.
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Section 2.5 Retained Liabilities. Buyer shall not be liable for and shall not assume any, and Sellers hereby jointly and severally agree to pay and discharge, when due, all Liabilities associated with the Purchased Assets and the Purchased Business other than the Assumed Obligations (collectively, the “Retained Liabilities”), including:
(a) any Liabilities associated with the Excluded Assets;
(b) any current liabilities related to the Purchased Business, including accounts and notes payable, customer deposits and accrued expenses, sales taxes payable, accrued payroll and payroll taxes and other current accrued liabilities that would exist on a balance sheet of the Purchased Business prepared in accordance with GAAP as of the Effective Time consistent with past practices;
(c) all Liabilities associated with the items listed or described in Schedule 4.17;
(d) all Liabilities (other than Environmental Liabilities) under the Assumed Contracts and Transferred Leases to the extent relating to or arising from events, facts or circumstances arising or occurring prior to the Effective Time;
(e) any fines or penalties arising from or related to the failure of Sellers or any of their Affiliates to comply with applicable Environmental Laws or Environmental Permits, or the failure to obtain an Environmental Permit, in each case prior to the Effective Time;
(f) (Reserved)
(g) all Environmental Liabilities in connection with the off-site shipment, transfer, treatment, recycling, storage or disposal of Hazardous Materials generated from the operations of any of the Transferred Real Property, the Purchased Assets or the Purchased Business prior to the Effective Time;
(h) all Environmental Liabilities in connection with the operation of the Transferred Real Property, Purchased Assets or Purchased Business by Sellers or any of their Affiliates to the extent relating to or arising from events, facts or circumstances arising or occurring before the Effective Time, other than all costs of Remedial Action arising from or related to the Release of Hazardous Materials at the Transferred Real Property prior to the Effective Time;
(i) all Liabilities associated with the Seller Plans and any other employment-related Liabilities retained by or allocated to Sellers pursuant to Section 8.4; and
(j) except as otherwise provided in Article IX, any and all Liabilities for Taxes of Sellers, including any and all Liabilities for Taxes related to the Purchased Business or the Purchased Assets for any Tax period (or portion thereof) ending on and including, or before, the Closing Date.
For the avoidance of doubt, nothing in this Section 2.5 shall nullify or otherwise limit Sellers’ obligations and agreements in Section 13.3(a) of this Agreement.
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Section 2.6 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $237,700,000 (the “Purchase Price”), which shall be payable in cash by Buyer to Sellers, as adjusted pursuant to Section 2.9 and the other applicable sections hereof.
Section 2.7 Allocation of Purchase Price. For Tax purposes, Buyer and Sellers agree to allocate the Purchase Price and the Assumed Obligations among the Purchased Assets in accordance with the procedures set forth on Schedule 2.7 (such allocation of the Purchase Price and the Assumed Obligations is referred to herein as the “Asset Allocation”). Buyer and Sellers further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the Treasury Regulations promulgated thereunder, including the timely preparation and filing of Form 8594 based on the Asset Allocation. Buyer and Sellers hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation.
Section 2.8 Preparation of Inventory Certificate.
(a) Within 90 days after the Closing Date, Sellers will cause to be prepared and delivered to Buyer a calculation of the value of the Closing Date Inventory together with a certificate setting forth Sellers’ calculation of Closing Date Inventory (the “Inventory Certificate”) and include a worksheet which demonstrates in reasonable detail how such amount was calculated. The calculation of the value of the Closing Date Inventory shall be done as of the Effective Time in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the methods used to prepare the Balance Sheet.
(b) If Buyer disagrees with Sellers’ calculation of Closing Date Inventory set forth in the Inventory Certificate and such disagreement results in a discrepancy that exceeds $50,000, Buyer may, within 30 days after delivery of the Inventory Certificate, deliver a notice to Sellers disagreeing with such calculation. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees and its proposed computation of Closing Date Inventory. Buyer shall be deemed to have agreed with all other items and amounts contained in the Inventory Certificate.
(c) If a notice of disagreement shall be duly delivered pursuant to Section 2.8(b), Buyer and Sellers shall, during the 30 days following such delivery, negotiate reasonably and in good faith to reach agreement on the items or amounts disputed by Buyer in Buyer’s notice of disagreement. If, during such 30 day period, Buyer and Sellers are unable to reach such agreement, either party may thereafter cause the Designated Accountants to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Date Inventory. In making such calculation, the Designated Accountants shall consider only those items or amounts in the Inventory Certificate and worksheet or in Buyer’s calculation of Closing Date Inventory as to which Buyer has disagreed in the notice of disagreement delivered pursuant to Section 2.8(b) and for which no agreement has been reached during the 30 day period provided for above. Such Designated Accountants shall deliver to Buyer and Sellers, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Sellers. The cost of such Designated Accountants’ review and report shall be borne (i) by Buyer if the difference between Final Closing Date Inventory and Buyer’s calculation of Closing Date Inventory delivered pursuant to Section 2.8(b) is greater than the
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difference between Final Closing Date Inventory and Sellers’ calculation of Closing Date Inventory set forth in the Inventory Certificate, (ii) by Sellers if the first such difference is less than the second such difference and (iii) otherwise, equally by Buyer, on the one hand, and Sellers, on the other.
(d) Buyer and Sellers shall cooperate and assist each other in the preparation of the calculation of Closing Date Inventory and in the conduct of the audits and reviews referred to in this Section 2.8, including the making available to the extent necessary of relevant Records and personnel. Buyer and its representatives shall be permitted to review Sellers’ working papers and any working papers of Sellers’ independent accountants, if any, directly relating to the preparation of the Closing Date Inventory and the Inventory Certificate, and shall make reasonably available the individuals in their employ directly responsible for and knowledgeable about the information used in, and the preparation or calculation (as applicable) of the Closing Date Inventory and the Inventory Certificate in order to respond to the reasonable inquiries of Buyer.
Section 2.9 Post-Closing Payments and Adjustments to Purchase Price. Within 5 days after Final Closing Date Inventory has been determined, either by the passage of 30 days following delivery of the Inventory Certificate without the delivery by Buyer of a notice of disagreement or, following resolution of such notice of disagreement, in accordance with Section 2.8(c), (i) Sellers shall, if Final Closing Date Inventory is less than Base Inventory, jointly and severally pay to Buyer the amount of such deficiency or (ii) Buyer shall, if Final Closing Date Inventory exceeds Base Inventory, pay to Sellers the amount of such excess, either such payment to be made by wire transfer of immediately available funds.
ARTICLE III
CLOSING
Section 3.1 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Obligations shall be held at the offices of Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300, Houston, Texas, at 9:00 a.m. on September 3, 2010, or, if the conditions to the Closing set forth in Articles X and XI shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”
Section 3.2 Deliveries by Buyer to Sellers. At the Closing, Buyer shall deliver or cause to be delivered to Sellers:
(a) the Purchase Price by wire transfer of immediately available funds to such account or accounts as Sellers shall have specified in writing to Buyer prior to the Closing Date;
(b) the Assumption Agreement duly executed by Buyer pursuant to which Buyer assumes the Assumed Obligations;
(c) the Transition Services Agreement duly executed by Buyer;
(d) the Buyer Lease Agreement duly executed by Buyer;
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(e) the Seller Lease Agreements duly executed by Buyer; and
(f) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement (including Section 11.1) or otherwise reasonably requested by Sellers in connection herewith.
Section 3.3 Deliveries by Sellers to Buyer. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:
(a) bills of sale and other necessary instruments of transfer to validly vest in Buyer the Purchased Assets on the Closing Date free and clear of all Liens other than Permitted Liens;
(b) counterparts to the Assumption Agreement duly executed by each Seller;
(c) counterparts to the Transition Services Agreement duly executed by each Seller and Seller Parent;
(d) counterparts to the Buyer Lease Agreement duly executed by the applicable Affiliate of Sellers;
(e) counterparts to the Seller Lease Agreements duly executed by the applicable Affiliate of Sellers;
(f) a certificate of non-foreign status which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) and is reasonably acceptable to Buyer duly executed by Seller Parent;
(g) assignments of the Transferred Leases executed by the applicable Seller with respect to the Transferred Leased Property, in form and substance reasonably satisfactory to Buyer;
(h) all consents to assignments of the Assumed Contracts as have been obtained by Sellers as of the Closing Date;
(i) the Title Policies;
(j) deeds conveying such title as the applicable Seller or its Affiliate received when it acquired such properties, in form and substance reasonably satisfactory to Buyer, conveying the Transferred Real Property to Buyer, free and clear of all Liens, other than Permitted Liens; and
(k) all other documents, instruments and writings required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement (including Section 10.1) or otherwise reasonably requested by Buyer in connection herewith.
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES
AS TO SELLERS, SELLER PARENT AND THE PURCHASED BUSINESS
Except as set forth in the applicable portion of the Sellers’ Disclosure Schedules, each of each Seller and Seller Parent, jointly and severally, as of the date hereof and as of the Closing Date hereby represents and warrants to Buyer and Buyer Parent as follows:
Section 4.1 Organization. Seller A is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Seller B is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.
Section 4.2 Power and Authority; Authorization; Enforceability. Each Seller and Seller Parent has all necessary company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents have been duly authorized and have been, or in the case of the Transaction Documents to be executed and delivered at the Closing, will be, duly executed and delivered by each Seller and Seller Parent and constitute or, upon the execution and delivery thereof, will constitute, valid and binding obligations of each Seller and Seller Parent, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 4.3 No Conflicts; Consents. Except as set forth in Schedule 4.3, the execution, delivery and performance by each Seller and Seller Parent of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by each Seller of the transactions contemplated hereby and thereby will not, result in any violation of or default under (with or without notice or lapse of time, or both) any provision of (i) the Organizational Documents of such Seller or Seller Parent, (ii) any Assumed Contract or (iii) any Contract to which such Seller or Seller Parent is a party or by which any of its properties or assets are bound or (iv) any Permit, Order or Law applicable to such Seller or Seller Parent or its properties or assets, except in the cases of clauses (ii), (iii) and (iv) any such matter as would not reasonably be expected to have a material adverse effect on (A) the business, financial condition, assets, properties or results of operations of the Purchased Business, taken as a whole, or (B) the ability of Sellers to consummate the transactions contemplated hereby. Except (i) for filings required under the HSR Act and (ii) as set forth in Schedule 4.3, no Permit of, or registration, declaration or filing with, any Governmental Authority or any other person is required to be obtained or made by or with respect to Sellers or Seller Parent in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby other than any such matter the failure to obtain or make which would not result in a Material Adverse Effect.
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Section 4.4 Litigation; Orders. There are no Orders or Legal Proceedings, whether completed, pending or, to Sellers’ Knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Sellers or Seller Parent in connection with, or which seek to enjoin or to obtain monetary damages in respect of, this Agreement or the consummation by Sellers or Seller Parent of the transactions contemplated hereby or which otherwise threaten Sellers’ or Seller Parent’s ability to consummate the transactions contemplated hereby.
Section 4.5 Fees. Neither Sellers nor Seller Parent has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Buyer shall have any liability or responsibility.
Section 4.6 Financial Statements; Liabilities.
(a) Schedule 4.6 contains complete and accurate copies of (i) the combined unaudited financial statements (including a balance sheet and the related statement of income) of the Purchased Business as of and for the years ended December 31, 2008 and December 31, 2009, and (ii) the combined unaudited financial statements of the Purchased Business as of and for the interim period ended April 30, 2010 (the “Balance Sheet Date”) (including a balance sheet as of such date (the “Balance Sheet”) and the related statement of income for the 4-month period then ended) (collectively the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis, from the books and records of the Purchased Business and fairly present in all material respects the financial condition and results of operations of the Purchased Business for the periods indicated.
(b) Except (i) as set forth in the Financial Statements, (ii) for Liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet and (iii) for Liabilities that, individually or in the aggregate, would not result in a Material Adverse Effect, there are no Liabilities of any of Sellers or the Purchased Business as of the date hereof of any nature or type that would be required under GAAP to be reflected on a financial statement of the Purchased Business.
Section 4.7 Absence of Changes or Events. Except as set forth in Schedule 4.7, since the Balance Sheet Date, there has not been any event, change or occurrence that would result in a Material Adverse Effect, the Purchased Assets have been operated in the ordinary and usual course consistent with past practices and Sellers have not taken any of the actions or engaged in any of the conduct that is proscribed during the period from the date of this Agreement to the Closing Date by Section 6.3.
Section 4.8 (Reserved)
Section 4.9 Inventory. The Inventory consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and usable in the ordinary course of business, all of which has been reflected in the Balance Sheet or accounting records of the Purchased Business as of the Closing Date in accordance with GAAP. The quantities of each item of Inventory (whether raw materials and
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supplies, manufactured and purchased parts, goods in process or finished goods) are not excessive, but are reasonable in the present circumstances of the Purchased Business. Each Seller has good and valid title to its Inventory, free and clear of all Liens other than (i) Liens securing the Credit Facility and (ii) Permitted Liens.
Section 4.10 Assumed Contracts. All of the Assumed Contracts identified on Schedules 2.1(b)-1 and 2.1(b)-2 (i) are the legal, valid and binding obligations of each Seller that is a party thereto and, to the Knowledge of Sellers and Seller Parent, the counterparties thereto, (ii) are enforceable in accordance with their respective terms and (iii), except as set forth on Schedule 4.10, include all of the Material Contracts that relate to the Purchased Business, the Purchased Assets, the Transitioned Employees and the Assumed Obligations. Sellers have performed in all material respects all obligations required to be performed by them to date under each such Assumed Contract. Sellers are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Assumed Contract, and have not received notice or have Knowledge that any counterparty to any such Assumed Contract is alleging that a Seller is in breach or default thereunder. Except as disclosed in Schedules 2.1(b)-1 and 2.1(b)-2, each of the Assumed Contracts is assignable to Buyer without any action on the part of any Seller or the consent of any Person.
Section 4.11 Tax Matters.
(a) All Tax Returns required to be filed by or on behalf of Sellers, including with respect to the Purchased Assets and the Purchased Business, have been duly filed on a timely basis and such Tax Returns are complete and correct in all material respects. All Taxes owed by Sellers (whether or not shown to be due and payable on any Tax Return), including with respect to the Purchased Assets and the Purchased Business, have been timely paid in full.
(b) None of the Purchased Assets is subject to any Lien (other than Permitted Liens) for any Tax.
(c) There are no audits, examinations, investigations or Claims pending, or to the Knowledge of Sellers, threatened, with respect to Taxes involving or relating to any Seller, the Purchased Assets or the Purchased Business. No Claim has been made by any Taxing Authority in any jurisdiction where any Seller does not file Tax Returns that any Seller is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or the Purchased Business, and there is no basis for any such Claim to be made.
(d) Each Seller has withheld or collected and paid over to the appropriate Taxing Authority all Taxes required by applicable Law to be withheld or collected, including withholding of Taxes pursuant to Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any state, local or foreign Law, and each Seller has properly received and maintained any and all certificates, forms and other documents required by applicable Law for any exemption from withholding and remitting any Taxes.
(e) No Seller owns an interest in real property that as a result of the consummation of the transactions contemplated by this Agreement would result in the imposition of any realty transfer Tax or similar Tax.
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Notwithstanding anything to the contrary set forth in this Article IV, this Section 4.11 and Section 4.21 contain the sole and exclusive representations and warranties of Sellers relating to Taxes.
Section 4.12 Sufficiency and Condition of and Title to Purchased Assets. Sellers own and have, or on the Closing Date will own and have, valid title, or otherwise have legally enforceable rights to use, all of the Purchased Assets (other than the Transferred Real Property, which is the subject of Section 4.14, and the Transferred Intellectual Property, which is the subject of Section 4.15). Except as set forth in Schedule 4.12, the Purchased Assets constitute in all material respects the assets necessary for the conduct of the Purchased Business as conducted by Sellers during the 12 months prior to the date hereof, subject to the understanding that the Purchased Assets do not include master service agreements with customers, the Shared Use Assets, or all of the personnel and assets that provide administrative and similar support services for the Purchased Business. Except for Scrap Equipment and as set forth in Schedule 4.12, the Equipment and Machinery and Vehicles included in the Purchased Assets having a replacement cost in excess of $100,000 are in good operating condition, repair and working order, subject to ordinary wear and tear and to occasional mechanical failures not inconsistent in scope or frequency with those experienced by others in the industry, are usable in the Purchased Business for the purposes for which they are intended, and have been maintained in accordance with industry practice.
Section 4.13 Equipment and Machinery and Vehicles. Sellers own all of the Equipment and Machinery and the Vehicles, free and clear of all Liens, other than (i) Liens securing the Credit Facility, (ii) Permitted Liens and (iii) Liens that will be released at or prior to the Effective Time. The maintenance records provided to Buyer by Sellers in respect of the Equipment and Machinery and Vehicles are true and correct in all material respects. Nothing has occurred to the Equipment and Machinery or the Vehicles since the Balance Sheet Date that would have a Material Adverse Effect. Since the Balance Sheet Date, no Equipment and Machinery or Vehicles have been sold or disposed of except through sales in the ordinary course of business.
Section 4.14 Real Property. The applicable Seller has, in the case of real property located in the state of Texas, good and indefeasible title and, in the case of real property located elsewhere, good and marketable title to the fee or leasehold estates (as applicable) in all Transferred Owned Real Property and Transferred Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. Each of the Transferred Leases is valid, in full force and effect and is enforceable against the landlord that is party thereto in accordance with its terms. There exists no default or event of default on the part of any Seller or any of its Affiliates or, to the Knowledge of Sellers, on the part of any other party under any of the Transferred Leases. Sellers have made available to Buyer complete and correct copies of all Transferred Leases, including any and all amendments or modifications thereto, and no term or condition of any of the Transferred Leases has been waived, modified or amended except as reflected in such copies. Each of the Transferred Leases constitutes the entire agreement of the landlord and tenant thereunder. There are no pending or, to the Knowledge of Sellers, threatened condemnation proceedings or other Legal Proceedings relating to any Transferred Owned Real Property or Transferred Leased Real Property or other matters affecting materially and adversely the current use, occupancy or value thereof and there are no Contracts (other than Permitted Liens) granting to any party or parties other than Sellers the right of use or occupancy of any
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such parcel, and there are no parties other than Sellers in possession of any such parcel. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Transferred Owned Real Property or, to the Knowledge of Sellers and Seller Parent, the Transferred Leased Real Property or any portion thereof or interest therein other than in favor of Sellers, which such purchase options and rights shall be fully and unconditionally assigned to Buyer at Closing.
Section 4.15 Intellectual Property.
(a) Sellers or their applicable Affiliates own the Transferred Intellectual Property or, to the Knowledge of Sellers, have valid licenses to use same free and clear of all Liens, other than (i) Liens securing the Credit Facility and (ii) Permitted Liens.
(b) There are no Claims or Legal Proceedings pending or, to the Knowledge of Sellers, threatened, alleging that the Purchased Business infringes, misappropriates, misuses, interferes with or otherwise violates any Intellectual Property of any other person and, to the Knowledge of Sellers, there is no basis for any such Claim. To the Knowledge of Sellers, the operation of the Purchased Business as currently conducted has not and does not infringe, misappropriate, misuse, interfere with or otherwise violate any Intellectual Property of any other person. To the Knowledge of Sellers, no third person has infringed, misappropriated, misused, interfered with or otherwise violated any of the Transferred Intellectual Property.
(c) With respect to each item of Transferred Intellectual Property, (i) the item is in good standing and, to the Knowledge of Sellers, is valid and enforceable; (ii) all registrations for copyrights and patent rights included in the Transferred Intellectual Property as set forth in Schedule 2.1(f) are in full force and, to the Knowledge of Sellers, valid; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, or to the Knowledge of Sellers, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the Transferred Intellectual Property; and (iv) except as set forth in Schedule 2.1(f), the applicable Seller has the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of the item.
Section 4.16 Compliance with Laws. Except as set forth in Schedule 4.16, each Seller is in compliance in all material respects with all Laws applicable to such Seller or to the conduct of its business or operations that are included in the Purchased Business or the use of its assets that are included in the Purchased Assets. Neither Seller has received any written communication during the past three years from a Governmental Authority or other Person that remains unresolved that alleges that the operation of the Purchased Assets is not in compliance in any material respect with, or may be subject to liability under, any Laws. This Section 4.16 does not relate to Tax matters, which are instead the subject of Section 4.11, to employment and employee benefits matters, which are instead the subject of Sections 4.20 and 4.21, or to environmental, health and safety matters, which are instead the subject of Section 4.22.
Section 4.17 Legal Proceedings; Orders. Schedule 4.17 describes all Legal Proceedings and, to Sellers’ Knowledge, all inquiries or investigations by any Governmental Authority pending or threatened against a Seller related to the Purchased Business, the Purchased Assets, the Transitioned Employees or the Assumed Obligations. No Seller is a party or subject to or in
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default under any Order of any Court or Governmental Authority applicable to the Purchased Assets that would result in a Material Adverse Effect. Except as set forth in Schedule 4.17, as of the date of this Agreement, there are no Legal Proceedings by a Seller pending against any other person related to the Purchased Business, Purchased Assets, Transitioned Employees or the Assumed Obligations. Except as set forth in Schedule 4.17, to the Knowledge of Sellers, there is no pending or threatened inquiry or investigation of or affecting a Seller by any Governmental Authority related to the Purchased Assets or the Purchased Business and neither Seller has received written notice from any Governmental Authority that any such inquiry or investigation is contemplated.
Section 4.18 Permits. Except as set forth in Schedule 4.18, all Transferred Permits are validly held by the applicable Seller, and, except as set forth in Schedule 4.10, are all of the material Permits which are required for such Seller to conduct its business that is included in the Purchased Business, and such Seller has complied in all material respects with all terms and conditions thereof.
Section 4.19 Employees. Schedule 4.19 lists as of the date indicated therein all employees of Sellers and their Affiliates that work in the Purchased Business (the “Business Employees”), their applicable employer entity and the rates of pay for each and whether any such employees are absent from active employment, including leave of absence or disability.
Section 4.20 Labor and Employment Matters.
(a) Except as set forth in Schedule 4.20, (A) none of the Business Employees are represented by a labor union, (B) to the Knowledge of Sellers, no union organizational campaign is in progress with respect to the Business Employees and no labor organizing activities, no demand by any labor organization for recognition and no petition by a labor organization to be the exclusive bargaining agent for any Business Employees has been made or has occurred, and (C) there are no pending, or, to the Knowledge of Sellers, threatened, charges against a Seller or any current or former employee of a Seller before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.
(b) Each Seller is, and since January 1, 2007, has been, in compliance in all material respects with all Laws relating to the employment of individuals by or with respect to such Seller, including but not limited to those Laws relating to wages, hours, concerted activity, non-discrimination, fair employment practices, termination of employment, terms and conditions of employment, facility closures and layoffs and notice thereof, hiring of non-United States citizens, occupational health and safety and the payment and withholding of employment-related Taxes.
Notwithstanding anything to the contrary set forth in this Article IV, this Section 4.20 contains the sole and exclusive representations and warranties of Sellers relating to labor and employment matters.
Section 4.21 Employee Benefits. Neither Seller maintains or sponsors any Employee Benefit Plan. Neither of either Seller nor any Commonly Controlled Entity of either Seller
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sponsors, maintains or contributes to or has an obligation to contribute to any Employee Benefit Plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, and neither of either Seller nor any Commonly Controlled Entity of either Seller has within the last six years contributed to, had an obligation to contribute to or had any liability with respect to, any such Employee Benefit Plan. No event has occurred or could reasonably be expected to occur that would subject Buyer to any liability, Tax, fine, Lien, penalty or other obligation with respect to an Employee Benefit Plan sponsored, maintained or contributed to by either Seller or any Commonly Controlled Entity of either Seller imposed by ERISA, the Code or other applicable Law.
Notwithstanding anything to the contrary set forth in this Article IV, this Section 4.21 contains the sole and exclusive representations and warranties of Sellers relating to employee benefit matters and the absence of liabilities with respect thereto.
Section 4.22 Environmental Matters. Except as set forth in Schedule 4.22:
(a) Sellers have obtained all Environmental Permits necessary for the ownership and operation of the Purchased Assets and the conduct of the Purchased Business in compliance with Environmental Laws and Environmental Permits, except as would not reasonably be expected to have an Environmental Material Adverse Effect. All such Environmental Permits are valid and in full force and effect, and Sellers are and have been since January 1, 2007 in compliance with the terms and conditions of such Environmental Permits except as would not reasonably be expected to have an Environmental Material Adverse Effect;
(b) Sellers’ ownership, use and operation of the Purchased Assets and Seller’s conduct of the Purchased Business are and have been since January 1, 2005 in compliance with applicable Environmental Laws, and since January 1, 2005 no Environmental Liability has been asserted, filed, commenced, or in writing threatened against Sellers with respect to the ownership or operation of the Purchased Assets or Sellers’ conduct of the Purchased Business, in each case except as would not reasonably be expected to have an Environmental Material Adverse Effect;
(c) No Release has occurred or is occurring at, on, in or under, and, to the Knowledge of Sellers, no Environmental Conditions existed or exists at, on, in or under, the Transferred Real Property, for which Environmental Law requires (i) notice to any Person; (ii) further investigation; or (iii) any form of response or Remedial Action;
(d) There are no pits, ponds, impoundments, lagoons or other similar areas located on any Transferred Real Property in which Sellers have disposed any Hazardous Materials;
(e) Sellers have not installed any underground storage tank at the Transferred Real Property and, to Sellers’ Knowledge, no underground storage tank is located at any Transferred Real Property;
(f) There are no Orders or Legal Proceedings pending, or to Sellers’ Knowledge, threatened, against Sellers arising under any Environmental Law or relating to any
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Environmental Condition, except as would not reasonably be expected to have an Environmental Material Adverse Effect;
(g) With respect to Sellers’ ownership or operation of the Purchased Assets or Sellers’ conduct of the Purchased Business, Sellers have not disposed of, sent or arranged for the transportation of Hazardous Materials at or to a site that pursuant to any Environmental Law has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date; and
(h) Sellers have identified and made available to Buyer every environmental investigation, study, audit, test and other analysis conducted by or for or in the possession of Sellers with respect to the ownership or operation of the Purchased Assets or Seller’s conduct of the Purchased Business (which reports are collectively referred to as “Environmental Reports” and are identified on Schedule 4.22).
Notwithstanding anything to the contrary set forth in this Article IV, this Section 4.22 contains the sole and exclusive representations and warranties of Sellers relating to environmental matters.
Section 4.23 Exclusive Representation. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS ARTICLE IV, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO BUYER. AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED BUSINESS OR PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT).
ARTICLE V
REPRESENTATIONS AND WARRANTIES AS TO BUYER AND BUYER PARENT
Each of Buyer and Buyer Parent, jointly and severally, hereby represents and warrants to Sellers and Seller Parent as follows:
Section 5.1 Existence. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.2 Power and Authority; Authorization; Enforceability. Each of Buyer and Buyer Parent has all necessary company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents have been duly authorized and have been, or in the case of the Transaction Documents to be executed and delivered at the Closing, will be duly executed and delivered by Buyer and Buyer Parent and constitute, or, upon the execution and delivery thereof, will constitute, valid and binding obligations of Buyer and Buyer Parent, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy,
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insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 5.3 No Conflicts; Consents. The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the Organizational Documents of Buyer or Buyer Parent, (ii) any material Contract to which Buyer or Buyer Parent is a party or by which any of its properties or assets are bound or (iii) any Permit, Order or Law applicable to Buyer or Buyer Parent or its properties or assets other than, in the case of clauses (ii) and (iii) any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer or Buyer Parent to consummate the transactions contemplated hereby. Except for filings required under the HSR Act and any Permits necessary to operate the Purchased Business, no Permit of, or registration, declaration or filing with, any Governmental Authority or any other person is required to be obtained or made by or with respect to Buyer or Buyer Parent in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
Section 5.4 Litigation; Orders. There are no Orders or Legal Proceedings, whether completed, pending or, to the Knowledge of Buyer or Buyer Parent, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer or Buyer Parent in connection with, or which seek to enjoin or to obtain monetary damages in respect of, this Agreement or the consummation by Buyer or Buyer Parent of the transactions contemplated hereby or which otherwise threaten Buyer’s or Buyer Parent’s ability to consummate the transactions contemplated hereby.
Section 5.5 Fees. Neither Buyer nor Buyer Parent has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Sellers or their Affiliates shall have any liability or responsibility.
Section 5.6 Financing. Buyer, through Buyer Parent or otherwise, has, or will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price at Closing and all related fees and expenses and to otherwise consummate the transactions contemplated hereby at Closing. Buyer acknowledges that obtaining financing is not a condition to closing.
ARTICLE VI
COVENANTS OF SELLERS
Sellers covenant and agree as follows:
Section 6.1 Access.
(a) From the date hereof through the Closing Date (a period not less than 60 days from the date hereof) and upon reasonable advance notice from Buyer, Sellers will allow
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Buyer and its Representatives full access during normal business hours to, and will furnish them with, all documents, records, work papers and information with respect to the Purchased Business and the Purchased Assets as Buyer may reasonably request; provided, however, that such physical access to the properties owned and operated by Sellers in relation to environmental matters shall be subject to Section 6.1(b).
(b) From the date hereof through the thirtieth business day prior to the Closing Date and subject to the terms and conditions set forth in this Section 6.1 and Section 6.2, Buyer and its Representatives shall have the right to conduct in relation to the Transferred Real Property a Phase I Environmental Site Assessment conforming to ASTM E-1527-05 using such licensed and reputable consultant as shall be previously approved by Sellers, provided that such approval shall not be unreasonably withheld or delayed by Sellers (a “Phase I ESA”), which may include, if Buyer so desires, a limited compliance assessment. No later than twenty (20) days prior to the Closing Date, Buyer shall provide each Phase I ESA to Sellers. If such Phase I ESA identifies and describes a Potentially Material Environmental Condition and includes a recommendation to perform additional assessment or investigation at any Transferred Real Property, Sellers shall have the right within five (5) business days of receipt of the Phase I ESA to remove such Transferred Real Property from the Purchased Assets to be conveyed to Buyer under this Agreement; provided, however, that if such Transferred Real Property is a parcel of Transferred Owned Real Property, then the Purchase Price shall be reduced at Closing by the Allocated Value attributable to such Transferred Owned Real Property set forth in Schedule 6.1; and further provided that if any such Transferred Real Property is a Critical Property, then Sellers shall pay to Buyer, within 30 days of being invoiced therefor, the reasonably incurred moving expenses to transfer any Purchased Assets, other than Immovable Fixtures, associated with such Critical Property to an alternative facility selected by Buyer within 100 miles of such Critical Property. If Sellers do not notify Buyer of the removal of such Transferred Real Property from the Purchased Assets to be conveyed to Buyer within five (5) business days of receipt of the Phase I ESA, Buyer shall have the further right to conduct a subsurface investigation (“Phase II ESA”) limited to the Potentially Material Environmental Condition so described using a licensed and reputable consultant previously approved by Sellers, provided that such approval shall not be unreasonably withheld or delayed by Sellers.
(i) All environmental assessments of the Transferred Real Property by Buyer and its Representatives shall be conducted in the presence of a Representative of Sellers, and shall be conducted at Buyer’s sole cost and expense. Buyer shall indemnify, defend and hold harmless Seller from and against all costs, loss, damage, liability and expense, including reasonable attorneys’ fees, relating to or arising from the activities Buyer or Buyer’s Representatives conducted pursuant to this Section 6.1(b);
(ii) Buyer shall not conduct any invasive testing at any Transferred Real Property prior to providing Sellers with a copy of the relevant Phase I ESA, a written description of the proposed invasive testing, and a reasonable period of time to provide comments, which Buyer agrees to consider in good faith, provided that approval to conduct any recommended Phase II ESA invasive testing shall not be unreasonably withheld or delayed by Sellers. For any invasive sampling, Sellers shall have the right, but not the obligation, to take split samples;
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(iii) For Buyer’s environmental assessment activities, Sellers will provide reasonable access to the Transferred Owned Real Property; for the Transferred Leased Real Property, Sellers will reasonably cooperate with Buyer in contacting the owners of the Transferred Leased Real Property directly to attempt to arrange for access for the purposes of environmental assessment;
(iv) Unless and until Closing occurs, unless otherwise required by Environmental Law, Buyer will not disclose the results of its environmental assessment activities to any Governmental Authority; provided, however, that if Buyer is compelled to disclose such results then Buyer shall notify Sellers not less than fourteen (14) days in advance of any such disclosure and will simultaneously furnish Sellers and their counsel with copies of all materials to be disclosed and shall at the expense of Sellers use reasonable efforts to assist counsel in resisting and/or preparing to make such disclosure; and
(v) While performing any Phase I ESA or Phase II ESA, Buyer and its Representatives must comply with Sellers’ written environmental and safety rules and policies at any Transferred Owned Real Property, and with the third-party owner’s written environmental and safety rules and policies at any Transferred Leased Real Property, to the extent copies of such rules and policies are provided to Buyer and its Representatives in advance of such activities.
Section 6.2 Environmental Defects.
(a) No later than the Environmental Defect Notice Date, Buyer may deliver to Sellers an Environmental Defect Notice for any Potentially Material Environmental Condition confirmed by a Phase II ESA prepared pursuant to Section 6.1. Such Environmental Defect Notice must (i) be in writing and received on or before the Environmental Defect Notice Date, (ii) name the affected Transferred Real Property, (iii) name the condition in, on or under the Transferred Real Property that causes the Potentially Material Environmental Condition, including the approximate date the Potentially Material Environmental Condition commenced, and (iv) provide factual substantiation for the Potentially Material Environmental Condition.
(b) Within ten (10) business days from receiving an Environmental Defect Notice, Seller shall elect (i) to conduct Remedial Action necessary to address the Potentially Material Environmental Condition identified in the Environmental Defect Notice or (ii) to remove the Transferred Real Property identified by Buyer in an Environmental Defect Notice from the Purchased Assets to be conveyed to Buyer under this Agreement. If Sellers elect to remove such Transferred Real Property from the Purchased Assets to be conveyed to Buyer under this Agreement and such Transferred Real Property is a parcel of Transferred Owned Real Property, then the Purchase Price shall be reduced at Closing by the Allocated Value attributable to such asset. If such Transferred Real Property is a Critical Property, then Sellers shall pay to Buyer, within 30 days of being invoiced therefor, the reasonably incurred moving expenses to transfer any Purchased Assets, other than Immovable Fixtures, associated with such Critical Property to an alternative facility selected by Buyer within 100 miles of such Critical Property.
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(c) Prior to Closing, Sellers and Buyer shall meet to discuss and agree upon the scope of work to address any Remedial Actions required as a result of Environmental Conditions set forth in the Environmental Defect Notice. If Buyer and Sellers cannot agree upon the scope of work to address the same, Buyer or Sellers shall have the right to remove the affected Transferred Real Property from the Purchased Assets to be conveyed to Buyer under this Agreement provided, however, that if such Transferred Real Property is a parcel of Transferred Owned Real Property, then the Purchase Price shall be reduced at Closing by the Allocated Value attributable to such Transferred Owned Real Property set forth in Schedule 6.1; and further provided that if any such Transferred Real Property is a Critical Property, then Sellers shall pay to Buyer, within 30 days of being invoiced therefor, the reasonably incurred moving expenses to transfer any Purchased Assets, other than Immovable Fixtures, associated with such Critical Property to an alternative facility selected by Buyer within 100 miles of such Critical Property.
(d) Sellers and Buyer shall cooperate with each other and use all commercially reasonable efforts to cause the investigations and other actions contemplated by Section 6.1 and this Section 6.2 to be completed within the 60 day period contemplated by Section 6.1(a) and no party shall take any action in connection with performing such obligations intended to unreasonably delay the timely completion of such obligations.
(e) If a landlord refuses to permit Buyer to conduct the environmental assessment activities contemplated by Section 6.1 and this Section 6.2 as to a Transferred Leased Real Property, Buyer may, upon written notice to Sellers, elect to remove such Transferred Leased Real Property from the Purchased Assets to be conveyed to Buyer under this Agreement. If such Transferred Leased Real Property is a Critical Property, then Sellers shall pay to Buyer, within 30 days of being invoiced therefor, the reasonably incurred moving expenses to transfer any Purchased Assets, other than Immovable Fixtures, associated with such Critical Property to an alternative facility selected by Buyer within 100 miles of such Critical Property.
(f) With respect to a Critical Property that has been removed from among the Purchased Assets by Buyer or Sellers pursuant to Section 6.1 or this Section 6.2, Buyer may, upon written notice to Sellers, extend the Closing Date for a reasonable period of time in order for Buyer to make alternative arrangements in order to obtain the benefits previously associated with such Critical Property. Sellers shall, in accordance with Section 8.1, cooperate with Buyer in its efforts to make any such alternative arrangements.
Section 6.3 Ordinary Conduct. Except as otherwise expressly permitted by the terms of this Agreement or as Buyer shall otherwise consent to, from the date hereof to the Closing, Sellers shall cause the Purchased Business to be conducted in the ordinary course in substantially the same manner as presently conducted and shall use reasonable efforts consistent with past practices to preserve Sellers’ relationships with employees, customers, suppliers, dealers and others with whom they deal. In addition, except as otherwise contemplated by the terms of this Agreement to the extent permitted by Law, Sellers shall not do any of the following without the prior consent of Buyer:
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(a) establish, adopt or enter into any Employee Benefit Plan related to any Business Employee or any similar agreement or, except as required by applicable Law, amend or take any other actions, including acceleration of vesting and waiver of performance criteria, with respect to any Employee Benefit Plan or any similar agreement;
(b) increase the compensation payable or to become payable to any Business Employee, except as may be required under existing agreements, other than ordinary course adjustments in response to market conditions;
(c) grant any severance or termination pay (other than pursuant to the severance practices of Sellers as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any Business Employee, either individually or as part of a class of similarly situated persons;
(d) deviate from Sellers’ historical practices with respect to the incurrence and payment of payables or accrual and collection of receivables or otherwise pay or satisfy any Liabilities other than in the ordinary course of business consistent with past practice;
(e) permit, allow or suffer any of its assets to become subjected to any Lien other than Permitted Liens;
(f) waive any Claims related to the Purchased Assets;
(g) make any change in any method of accounting or accounting practice related to the Purchased Business other than those required by GAAP;
(h) sell, lease or otherwise dispose of any Purchased Assets, except in the ordinary course of business consistent with past practice, whether by asset sale, merger, consolidation or otherwise;
(i) amend, terminate, alter or waive performance under any Assumed Contract;
(j) fail to maintain the Purchased Assets in a manner consistent with past practices, ordinary wear and tear excepted;
(k) fail to maintain the books of account and Records relating to the Purchased Business in the usual, regular and ordinary manner, in accordance with the historical accounting practices of Sellers;
(l) fail to preserve and maintain all rights that Sellers now enjoy in and to the Transferred Intellectual Property;
(m) fail to maintain in full force and effect, to the extent available at commercially reasonable rates, insurance coverage that is equivalent in all material respects to the insurance coverage currently in effect and applicable to the Purchased Business and the Purchased Assets; or
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(n) agree, whether in writing or otherwise, to do any of the foregoing.
Section 6.4 Non-Competition; Non-solicitation.
(a) Sellers and Seller Parent agree that they shall not, and shall not permit any of their Affiliates to, at any time during the three-year period immediately following the Closing Date (the “Restricted Period”), directly or indirectly carry on or engage in the Pressure Pumping Business or the Wireline Business (each, a “Competing Business”) in the continental United States (other than the State of California) (the “Territory”). Notwithstanding the foregoing, (i) Sellers and their Affiliates shall be permitted to own and engage in a Competing Business during the Restricted Period if Sellers or their Affiliates acquire, or are combined with or into, another Person that owns a Competing Business that is not the primary business unit of such Person’s total operations and (ii) this covenant shall terminate in the event that Seller Parent is acquired in a business combination transaction regardless of the legal structure such acquisition takes.
(b) During the Restricted Period, each of Seller Parent and Sellers shall not, and each shall cause its controlled Affiliates not to, without the prior written consent of Buyer, directly or indirectly, solicit for employment or hire any then current employee of Buyer or the Purchased Business, including any Transitioned Employee; provided, however, that (a) the Seller Parent and Sellers and their respective Affiliates may hire any such person (i) who is not a Transitioned Employee, (ii) whose employment is terminated by Buyer or (iii) who is no longer employed by Buyer or the Purchased Business at the time of their initial contact with such person regarding such employment and six months have elapsed since such person was employed by Buyer or the Purchased Business; and (b) nothing in this Section 6.4 shall prohibit Seller Parent, Sellers or any of their respective Affiliates from engaging in general solicitations to the public or general advertising not targeted at employees of Buyer or the Purchased Business and hiring persons responding thereto provided such persons are in no way directly solicited by them.
(c) Each of the Sellers and Seller Parent acknowledges that the Buyer would be irreparably harmed by any violation of its obligations under this Section 6.4 and that, in addition to all other rights or remedies available at law or in equity, if either Seller or Seller Parent violates any of the covenants set forth in this Section 6.4, then, after Buyer has provided written notice of such violation to such Seller or Seller Parent without such Seller or Seller Parent immediately remedying such violation, Buyer shall be entitled to injunctive relief or such other relief against such Seller as may be provided at Law or in equity together with such damages as may be provided at Law or in equity. Buyer shall be entitled where provided under applicable Law to specific performance of the requirements of this Section 6.4 or to temporary or permanent injunctive relief against any breach of such provisions of this Agreement by either Seller.
(d) Sellers and Seller Parent acknowledge that their obligations under this Section 6.4 are a material inducement to Buyer’s execution and performance of this Agreement and that the restrictions contained in this Section 6.4 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer.
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(e) If the provisions of this Section 6.4 are found by a court of competent jurisdiction to contain unreasonable limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.
(f) Buyer may, at any time and at its sole option, reduce the scope of this Section 6.4.
Section 6.5 Records. Promptly following the Closing Date, each Seller shall deliver or cause to be delivered to Buyer all Records, if any, in the possession of such Seller relating to the Purchased Assets, except that Sellers may retain copies of (i) their Records prepared in connection with the transactions contemplated hereby and (ii) all Records conveyed to Buyer pursuant to Section 2.1.
Section 6.6 Disclosure Schedules, Updated Disclosures; Breaches. Prior to the execution and delivery hereof, Sellers shall deliver to Buyer schedules that modify, qualify or contain the information called for by Article IV hereof (the “Sellers’ Disclosure Schedules”). The Sellers’ Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article IV, and the disclosures in any paragraph of the Sellers’ Disclosure Schedules shall qualify only (i) the corresponding paragraph of Article IV and (ii) other paragraphs of Article IV to the extent it is reasonably understood that such disclosure is applicable to another paragraph. The Sellers’ Disclosure Schedules shall constitute an integral part of this Agreement and, subject to the second sentence of this Section 6.5, shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein.
From and after the date of this Agreement until the Closing Date, Seller Parent and Sellers promptly shall notify Buyer in writing of (a) any representation or warranty made by Seller Parent or Sellers in connection with this Agreement becoming untrue or inaccurate in any material respect, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence, of which would be likely to cause any condition to the obligations of any party hereunder or under any other Transaction Document not to be satisfied or (c) the failure of Seller Parent or Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party not to be satisfied. Should any such fact or condition set forth in such notice require any change to the Sellers’ Disclosure Schedules attached hereto, Sellers shall promptly deliver to Buyer a supplement to the relevant section of the Sellers’ Disclosure Schedules specifying such changes; provided, however, no such supplement shall be deemed a waiver of any breach by Sellers of a representation or warranty made by Sellers in connection with this Agreement or affect Buyer’s rights to indemnification under Article XIII.
Sellers shall not take any action that would, or that reasonably could be expected to (i) result in any of the conditions to the purchase and sale of the Purchased Assets set forth in Article X not being satisfied or (ii) result in any of the representations or warranties of Sellers becoming untrue.
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Section 6.7 Employees of Purchased Business. From the date of this Agreement through the Effective Time, Sellers shall cooperate with Buyer in encouraging Qualifying Business Employees to accept employment with Buyer.
Section 6.8 Further Actions. From time to time, as and when requested by any party hereto, Sellers shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, not inconsistent herewith, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS OF BUYER
Buyer covenants and agrees as follows:
Section 7.1 Notice, Breaches.
Buyer shall not take any action that would, or that reasonably could be expected to (i) result in any of the conditions to the purchase and sale of the Purchased Assets set forth in Article XI not being satisfied or (ii) result in any of the representations or warranties of Buyer becoming untrue.
From and after the date of this Agreement until the Closing Date, Buyer promptly shall notify Sellers in writing of (a) any representation or warranty made by Buyer in connection with this Agreement becoming untrue or inaccurate in any material respect, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party hereunder or under any other Transaction Document not to be satisfied or (c) the failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer pursuant to this Agreement which would be likely to result in any condition to the obligations of any party not to be satisfied. Should any such fact or condition set forth in such notice require any change to the representations and warranties made by Buyer under this Agreement, Buyer shall promptly deliver to Sellers a disclosure schedule specifying such changes.
Section 7.2 Removal of Retained Marks. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to a transitional period of 60 days following the Closing Date to use Purchased Assets displaying any Retained Marks, including on vehicles, equipment, real property, signage, supplies, materials, stationery, brochures, advertising and packaging materials, manuals, electronic means of communication and similar items used in the Purchased Business. Buyer acknowledges and agrees that neither it, nor any of its Affiliates, obtains any right, title, interest, license or any other right whatsoever in or to use the Retained Marks. By the end of such transitional period and without charge to Sellers, Buyer shall (a) remove or reasonably obscure the Retained Marks from the Purchased Assets or (b) return or destroy, or cause to be returned or destroyed, all other assets that contain any Retained Marks that are not removable.
Section 7.3 Further Actions. From time to time, as and when requested by any party hereto, Buyer shall execute and deliver, or cause to be executed and delivered, all such
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documents and instruments and shall take, or cause to be taken, all such further or other actions, not inconsistent herewith, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
MUTUAL COVENANTS
Section 8.1 Cooperation. Sellers and Buyer shall cooperate with each other, and shall cause their Representatives to cooperate with each other after the Closing to ensure the orderly transition of the Purchased Assets from Sellers to Buyer, to minimize disruption of the Purchased Business and to facilitate the realization by Sellers of the working capital (other than Inventory) being retained by Sellers. After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their Representatives access, during normal business hours, such information and assistance (including the making available of employees) relating to the Purchased Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, the defense of any Tax claim or assessment, the performance of their obligations under this Agreement, or the defense or prosecution of any dispute, investigation, inquiry or Legal Proceeding.
Section 8.2 Notices; Filings; Consents.
(a) Subject to the terms and conditions of this Agreement, each party shall use reasonable efforts to cause the Closing to occur as promptly as practical following the date hereof.
(b) Subject to the terms and conditions of this Agreement, Buyer and Sellers shall, and shall cause their respective Affiliates to, (i) promptly, but in no event later than 10 business days after the date hereof, make their respective filings under the HSR Act and thereafter make any other required submissions under the HSR Act as promptly as reasonably practicable, (ii) use reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or Permits are required to be obtained from, any other persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Permits, (iii) use reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate the transactions contemplated hereby, (iv) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications between Buyer, Sellers or any of their respective Affiliates, as the case may be, and any Governmental Authority with respect thereto, and permit the other to review in advance any proposed communication by such party to any Governmental Authority or other person and (v) give the other reasonable notice of, and to the extent permitted by such Governmental Authority, allow the other to attend and participate at any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry or proceeding relating thereto. Buyer agrees to take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any Law that
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may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to cause the Closing to occur as soon as reasonably possible, except that it will not be required to commit to and/or effect, by consent decree, holding separate orders or otherwise, the sale or disposition of assets in order to avoid entry of, or to the effect the dissolution of, any injunction, a temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the transaction contemplated hereby.
(c) With respect to any Transferred Leases, Transferred Permits or Assumed Contracts, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a violation thereof or a default thereunder, and the parties shall cooperate and shall each use commercially reasonable efforts to obtain any such consent or approval necessary to transfer each Transferred Lease, Transferred Permit or Assumed Contract following the Closing. If the parties are unable to obtain consent to transfer or are prevented by applicable Law from transferring any Transferred Lease, Transferred Permit or Assumed Contract, then for the remaining term thereof, Buyer shall act as the applicable Seller’s agent in the performance of all obligations and liabilities under such Transferred Lease, Transferred Permit or Assumed Contract and such Seller shall act as Buyer’s agent in the receipt of any benefits (net of Taxes, required withholdings, and other costs reasonably incurred by such Seller), rights or interests which inure to such Seller thereunder. In the event that the foregoing arrangements are prohibited or commercially impracticable with regard to any Transferred Leases (and the associated Transferred Leased Real Property), Transferred Permits or Assumed Contracts, then Buyer, at its option, shall be permitted to designate same as a Retained Liability by notice in writing to the applicable Seller, whereupon the same shall revert to and be a Retained Liability of such Seller and such Seller shall cooperate with Buyer in making alternative arrangements to obtain the benefits previously associated with such Transferred Lease, Transferred Permit or Assumed Contract.
(d) With respect to a Critical Property for which a consent to lease assignment has not been obtained, Buyer may, upon written notice to Sellers, extend the Closing Date for a reasonable period of time in order for Sellers to obtain such consent or, if a Transferred Lease (and the associated Transferred Leased Real Property) that is a Critical Property is excluded from among the Purchased Assets pursuant to Section 8.2(c), for Buyer to make alternative arrangements in order to obtain the benefits previously associated with such Critical Property. Sellers shall, in accordance with Section 8.1, cooperate with Buyer in its efforts to make any such alternative arrangements.
Section 8.3 Monies Received Following Closing. Following the Closing, Buyer may receive monies that, pursuant to the other terms and provisions hereof, are payable to or for the account of Sellers, and Buyer agrees that, in such event, it shall promptly pay such monies to Sellers. Following the Closing, Sellers may receive monies that, pursuant to the other terms and provisions hereof, are payable to or for the account of Buyer, and Sellers agree that, in such event, they shall promptly pay such monies to Buyer.
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Section 8.4 Employee Benefits Matters.
(a) At least 20 days before the Closing Date, Sellers shall provide Buyer with an updated list of the Business Employees as of such date. At least 10 days before the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to all Business Employees who pass Buyer’s pre-employment drug screening and fitness-for-duty tests and are not ineligible for hire as of the Closing Date due to a previous relationship with Buyer (any such Business Employee being a “Qualifying Business Employee”). Any Qualifying Business Employee who accepts such offer of employment and becomes an employee of Buyer or an Affiliate of Buyer as of the Closing Date shall be a “Transitioned Employee.”
(b) Except as provided in Section 8.4(j), Sellers shall be responsible for payment of all obligations required or committed to the Business Employees with respect to the period prior to the Effective Time, including salaries, wages, payroll Taxes, retirement, vacation pay and any other obligations and expenses of any kind arising out of the employment by, or termination from the employment of, such Seller of such employees. Buyer shall be responsible for all obligations and costs with respect to Transitioned Employees arising after the Effective Time out of their employment by Buyer or an Affiliate of Buyer or the termination by Buyer or an Affiliate of Buyer thereof or the hiring practices of Buyer or any Affiliate thereof.
(c) Buyer is not acquiring or succeeding to any obligations with respect to any Employee Benefit Plan sponsored, maintained or contributed to by Sellers or any Commonly Controlled Entity of either Seller.
(d) The Seller Plans shall be solely responsible for any Liabilities that may arise with respect to the application of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) with respect to, and for extending continuation coverage under, COBRA to any employees and former employees of Sellers, or to any qualified beneficiaries of such employees and former employees, including Transitioned Employees, who incur a “qualifying event” (as that term is defined in Code Section 4980B(f)) on or before the Effective Time. Buyer shall be responsible for any Liabilities that may arise under COBRA with respect to, and for extending continuation coverage under COBRA to, all Transitioned Employees and qualified beneficiaries thereof who incur a “qualifying event” while covered under a Buyer group health plan subsequent to the Effective Time. Sellers will provide the certification described in Sections 9801 et seq. of the Code to the extent required by Law for all Transitioned Employees as of the Closing Date. Except to the extent required by Law, Buyer shall not be deemed to be a successor employer for COBRA purposes.
(e) The Seller Plans shall be responsible for the payment of benefits to Transitioned Employees and their dependents or beneficiaries for any claims incurred under the Seller Plans prior to the Effective Time. Employee Benefit Plans of Buyer or its Affiliates (“Buyer Plans”) shall be responsible for the payment of benefits to Transitioned Employees and their dependents or beneficiaries for claims incurred under such Buyer Plans on or after the Effective Time. For this purpose, a claim shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, and disability insurance benefits, upon the death, accident or other event giving rise to such benefits, and (ii) medical, dental and prescription drug
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benefits (including in respect of any hospital confinement), upon provision of the applicable services, materials or supplies.
(f) On and after the Closing Date, Buyer shall provide to each Transitioned Employee, including those who are actively employed or on leave, disability or other absence from employment, compensation and benefits that, on the whole, are comparable to the benefits provided by Buyer to its own similarly situated employees as of the date thereof; provided, however, that nothing herein shall be deemed to require Buyer to continue the employment of any employee for any period or to restrict Buyer from making changes to any benefits provided to, or compensation paid to, any employee in the future. As of the Effective Time, all Transitioned Employees shall cease to participate in any Seller Plans. As of the Effective Time, Buyer shall allow all Transitioned Employees and their eligible dependents to participate in the Buyer Plans as necessary to comply with the terms of this Agreement and any applicable Law, without any gap or loss of benefits or coverage. Except as provided in Section 8.4(e), as of the Closing Date, Buyer shall cause all Buyer Plans for which Transitioned Employees are eligible to participate on or after Closing to recognize for eligibility and vesting purposes (but not for benefit accrual purposes) the years of service of each Transitioned Employee with Sellers and/or their Affiliates (together with any predecessors thereof that previously employed any such Transitioned Employees and as to which a Seller Plan recognizes such years of service) prior to the Closing Date. With respect to each Transitioned Employee and such Transitioned Employee’s dependents, Buyer shall waive under the Buyer Plans any pre-existing condition exclusions to coverage (but only to the extent coverage was being provided under the Seller Plans to such enrolled Transitioned Employee immediately prior to the Effective Time), any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under the Seller Plans. For each Transitioned Employee, Buyer shall apply toward any deductible requirements and out-of-pocket maximum limits under its health plans applicable to the year of Closing, any amounts paid by such Transitioned Employee during such year toward such requirements and limits under the Seller Plans.
(g) Within 30 days following the Closing Date, Sellers shall notify Buyer of the total dollar value of all unused vacation days for the Transitioned Employees and shall promptly pay such amount to Buyer. Sellers shall also provide to Buyer detailed information as to unused vacation days as to each Transitioned Employee, and Buyer will credit each Transitioned Employee with such number of unused vacation days accrued by such employee with Sellers prior to the Closing Date.
(h) If Buyer or an Affiliate thereof maintains a Buyer Plan that is a qualified defined contribution plan, Buyer shall take all action necessary or appropriate to permit the Transitioned Employees to roll over their account balances (other than outstanding plan loans) under the applicable Seller Plan that is a defined contribution plan into such Buyer Plan to the extent it is determined that distribution of such balances from the applicable Seller Plan is permitted by applicable Law.
(i) Sellers shall be responsible for the costs and expenses of workers’ compensation claims of Business Employees for injuries sustained prior to the Effective Time whether or not reported to such Seller or any insurer prior to the Effective Time. Buyer shall be
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responsible for all costs and expenses of workers’ compensation claims of any Transitioned Employees for injuries sustained after the Effective Time.
(j) Schedule 4.19 identifies the retention and severance benefits that have been offered to certain Business Employees. Buyer shall be responsible for the payment in full of all severance payments and payment of half of the retention bonuses so identified that are scheduled to become due and payable to Transitioned Employees; provided that Buyer’s share of any such retention bonuses shall not exceed $900,000. Sellers shall pay to Buyer on the Closing Date an amount equal to the balance of all retention bonuses so identified that are scheduled to become due and payable to Transitioned Employees. The parties shall collaborate on the details and methodology regarding the delivery of retention bonuses to Transitioned Employees after the Effective Time. Sellers shall be responsible for the payment in full of all retention bonuses and all severance payments that become due and payable to Business Employees that are not Transitioned Employees.
(k) Nothing contained herein (i) shall confer upon any former, current or future employee of Sellers or its Affiliates or Buyer or its Affiliates, or any legal representative or beneficiary thereof, any rights or remedies, including any right to any benefit or employment or continued employment of any nature, for any specified period, or (b) shall cause the employment status of any former, current or future employee of Sellers or its Affiliates or Buyer or its Affiliates to be other than terminable at will. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to an Employee Benefit Plan or another agreement, plan, program or document, and that provision is construed to be such an amendment despite not being explicitly designated as such in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect.
Section 8.5 Scrap Equipment. Within 30 days after the Closing Date, Sellers shall provide to Buyer a reasonably complete list of Scrap Equipment related to the Purchased Business that is not located on the Transferred Real Property. Buyer shall have the right, within 180 days of receiving such notice and at Buyer’s sole expense, to inspect such Scrap Equipment at such other premises and may select to retain any such Scrap Equipment by providing to Sellers a list of Scrap Equipment to remain with the Purchased Business. Any such Scrap Equipment so selected by Buyer shall be actually removed from such location, at Buyer’s sole cost and expense, within such 180 day period, and any such Scrap Equipment not so selected and removed (the “Non-Conveyed Scrap Equipment”) shall revert to and be retained by Sellers. Sellers shall dispose of the Non-Conveyed Scrap Equipment as scrap metal in the ordinary course of business.
Section 8.6 Publicity. Following the execution and delivery hereof, Buyer and Sellers and their Affiliates shall cooperate with each other in making a public announcement regarding the transactions contemplated hereby and in notifying lenders, customers and the like of the transactions contemplated hereby.
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Section 8.7 Confidentiality.
(a) The terms of the confidentiality agreement, dated April 8, 2010 (the “Confidentiality Agreement”), between the Seller Parent and Universal Well Services, Inc., are incorporated into this Agreement by reference and shall continue in full force and effect and shall bind each of Buyer and Buyer Parent as if each were a party thereto until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms and shall bind each of Buyer and Buyer Parent as if each were a party thereto.
(b) From and after the Closing, Seller Parent and each Seller, on the one hand, and Buyer Parent and Buyer, on the other hand, shall, and shall cause their respective Affiliates and representatives to, maintain in confidence any written, oral or other information relating to or obtained from the other party or its Affiliates, except that the foregoing requirements of this Section 8.7(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Buyer Parent or Buyer, as a result of disclosure by the Seller Parent, either Seller or any of their respective Affiliates or representatives and (B) in the case of the Seller Parent or Sellers, as a result of disclosure by the Buyer Parent or Buyer, or any of their respective Affiliates or representatives, (ii) any such information (including any report, statement, testimony or other submission to a Governmental Authority) is required by applicable Law, Order or such Governmental Authority to be disclosed after prior notice has been given to the other party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (iii) any such information is reasonably necessary to be disclosed in connection with any action or in any dispute with respect to this Agreement or the Transaction Documents (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or representative of such party) that is not bound by a confidentiality agreement or other obligation of confidentiality with respect to such information or (v) after the Closing, any such information that becomes known or available pursuant to or as a result of the carrying out of the provisions of the other Transaction Documents (which information shall be governed by the confidentiality provisions set forth in the Transaction Documents, if any). Each of the parties hereto shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality; provided, however, that the parties hereto may disclose information about the Tax treatment and Tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).
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Section 8.8 Transitional Matters.
(a) Schedule 8.8(a) describes certain pricing arrangements that are currently in effect between Seller A and two customers. Promptly following the date hereof, Buyer and Seller A shall approach each such customer regarding whether such customer wishes to maintain such arrangement in effect. Buyer agrees that it will assume such arrangement if such customer requests that it do so, and Buyer and Seller A shall cooperate reasonably with each other and such customer to transfer such arrangement from Seller A to Buyer, including by Buyer entering into a master service agreement with such customer for such arrangement.
(b) Buyer and Sellers shall use their commercially reasonable efforts to schedule jobs such that there are no jobs related to the Purchased Business being performed as of the Effective Time. To the extent that such jobs exist as of the Closing Date, Buyer agrees that it shall serve as such Seller’s subcontractor for purposes of completing any jobs that are being performed as of the Effective Time and Buyer and such Seller shall negotiate reasonably and in good faith as to the terms of such arrangement, including customary indemnities and sharing of revenues and expenses.
(c) Promptly following the date hereof, Buyer and Sellers will negotiate reasonably and in good faith with respect to the Transition Services Agreement, the material terms of which are set forth on Exhibit B hereto.
(d) Promptly following the date hereof, Buyer and Sellers will negotiate reasonably and in good faith with respect to the Buyer Lease Agreement and the Seller Lease Agreements.
(e) Seller Parent shall cause Advanced Measurements, Inc. to consent to the assignment of its Service Agreement described in Schedule 2.1(f) and to provide such additional services as may be requested by Buyer on terms no less favorable than those provided to customers similarly situated to the Purchased Business.
ARTICLE IX
TAX MATTERS
Section 9.1 Cooperation. After the Closing, Buyer and Sellers will promptly make available or cause to be made available to the other, as reasonably requested, and to any Taxing Authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Purchased Assets for all periods before or including the Closing Date and will preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Each party will bear its own expenses in complying with the provisions of this Section 9.1.
Section 9.2 Taxes Generally. Except as otherwise set forth in this Agreement, (a) Sellers will be liable for, and shall defend, indemnify and hold harmless Buyer against, all Taxes relating to the Purchased Assets or the Purchased Business for any Tax period (or portion thereof) ending on or before the Closing Date and (b) Buyer will be liable for, and shall defend, indemnify and hold harmless Sellers and their Affiliates against, all Taxes relating to the
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Purchased Assets or the Purchased Business for any Tax period (or portion thereof) beginning after the Closing Date.
Section 9.3 Transfer Taxes. All sales, use, transfer, filing, recordation, registration, and similar Taxes and fees arising from or associated with the transactions contemplated by this Agreement, whether levied on Buyer or Sellers or their respective Affiliates, shall be paid by Buyer, and Buyer shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.
Section 9.4 Property Expense Apportionment. The following items relating to the Purchased Assets will be apportioned at the Closing in an equitable manner as of the Closing Date (the “Adjustment Date”) such that the expense items with respect to the period up to and including the Adjustment Date will be for Sellers’ account and the expense items with respect to the period after the Adjustment Date will be for Buyer’s account. For purposes of this Section 9.4, the term “equitable manner” will mean that Sellers will be allocated such items based on a fraction, the numerator of which is the number of days in the applicable period ending on and including the Adjustment Date and the denominator of which is the total number of days in such period, and Buyer will be allocated the remainder:
(a) General and special real property ad valorem Taxes and payments in lieu of such Taxes attributable to any Straddle Period in an equitable manner (as defined above). If the Closing Date occurs before the Tax rate, assessment or amount of any payment in lieu of such Taxes is fixed for any Straddle Period, the apportionment of such Taxes and payments at Closing will be based upon the most recently ascertainable Tax bills and Buyer shall receive a credit at Closing against the Purchase Price for the aggregate amount allocated to Sellers; provided that Buyer and Sellers will recalculate and re-prorate such Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Tax bills and statements received for any such Straddle Period and the amount of any payments in lieu of Tax made with respect to any such Straddle Period.
(b) Personal property Taxes and payments in lieu of such Taxes attributable to any Straddle Period in an equitable manner (as defined above). If the Closing Date occurs before the Tax rate, assessment or amount of any payment in lieu of such Taxes is fixed for any Straddle Period, the apportionment of such Taxes and payments at Closing will be based upon a reasonable estimate mutually agreed upon by Buyer and Sellers and Buyer shall receive a credit at Closing against the Purchase Price for the aggregate amount allocated to Sellers; provided that Buyer and Sellers will recalculate and re-prorate such Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Tax bills and statements received for any such Straddle Period.
(c) Utility charges and other apportionments and adjustments as are customarily apportioned upon the transfer of real and personal property in the county and state in which the subject property is located.
(d) To the extent any Taxes or payments described in Section 9.4(a) or (b) are adjusted as a result of any governmental Tax audit or administrative or court proceeding, Buyer
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and Sellers will recalculate and re-prorate such Taxes and payments and make the necessary cash adjustments promptly upon the resolution of such audit or proceeding.
Section 9.5 Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
ARTICLE X
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS
The obligation of Buyer to consummate the transactions contemplated hereby on the Closing Date is subject to the receipt of the certificates, documents and instruments referenced in Section 3.3 and to the satisfaction of the following conditions at or prior to the Closing:
Section 10.1 Accuracy of Representations and Warranties. The representations and warranties of Sellers made in this Agreement and in any other certificate or writing delivered pursuant hereto shall be true and correct as of the date thereof, and such representations and warranties (a) if qualified by materiality, shall be true and correct and (b) if not qualified by materiality, shall be true and correct in all material respects, in both cases as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case then as of such earlier date. Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers by the time of the Closing. Sellers shall have delivered to Buyer a certificate dated the Closing Date and signed by Sellers confirming the foregoing.
Section 10.2 No Law. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or materially and adversely restricts the consummation of the transactions contemplated hereby.
Section 10.3 No Order. There shall not be in effect any Order of any Court or Governmental Authority enjoining the consummation of the transactions contemplated hereby.
Section 10.4 Waiting Period. Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable antitrust or trade regulation laws and regulations shall have expired or been terminated and all Permits from Governmental Authorities required in connection with the transactions contemplated by this Agreement shall have been obtained or given (other than any post-Closing filings required with respect to the high explosives permit issued to Sellers by the Department of Treasury — Bureau of Alcohol, Tobacco and Firearms).
Section 10.5 Audited Financial Statements. Buyer shall have received from Grant Thornton LLP the combined audited financial statements (including a balance sheet and the related statement of income) of the Purchased Business as of and for the years ended December 31, 2008 and December 31, 2009.
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ARTICLE XI
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS
The obligation of Sellers to consummate the transactions contemplated hereby on the Closing Date is subject to the receipt of the documents and instruments referenced in Section 3.2 and to the satisfaction of the following conditions at or prior to the Closing:
Section 11.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer made in this Agreement and in any other certificate or writing delivered pursuant hereto shall be true and correct as of the date thereof, and such representations and warranties (a) if qualified by materiality, shall be true and correct and (b) if not qualified by materiality, shall be true and correct in all material respects, in both cases as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case then as of such earlier date. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at the time of the Closing. Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.
Section 11.2 No Law. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or materially and adversely restricts the consummation of the transactions contemplated hereby.
Section 11.3 No Order. There shall not be in effect any Order of any Court or Governmental Authority enjoining the consummation of the transactions contemplated hereby.
Section 11.4 Waiting Period. Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable antitrust or trade regulation laws and regulations shall have expired or been terminated and all Permits from Governmental Authorities required in connection with the transactions contemplated by this Agreement, shall have been obtained or given (other than any post-Closing filings required with respect to the high explosives permit issued to Buyer by the Department of Treasury — Bureau of Alcohol, Tobacco and Firearms).
ARTICLE XII
TERMINATION
Section 12.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a) Mutual Consent. By mutual written consent of Sellers and Buyer;
(b) Material Breach of Sellers. By Buyer, upon written notice of termination of its obligation to consummate the transaction delivered to Sellers, if Buyer reasonably has determined that there has been a breach in any material respect of any covenant of Sellers or any representation or warranty of Sellers shall have been untrue when made or become untrue, in any such cases such that the conditions set forth in Article X would not be satisfied, stating in particularity the default or defaults upon which the notice is based; provided that Buyer has not
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breached any of its obligations hereunder in any material respect which breach is continuing at such time; provided, further, that Sellers shall, after receipt of such notice, have 15 days in which to cure such breach and, if so cured, Buyer shall, for that reason, have no right to terminate this Agreement;
(c) Material Breach of Buyer. By Sellers, upon written notice of termination of their obligation to consummate the transaction delivered to Buyer, if Sellers reasonably determine that there has been any material breach of any covenant of Buyer or any representation or warranty of Buyer shall have been untrue when made or become untrue, in any such cases such that the conditions set forth in Article XI would not be satisfied, stating in particularity the default or defaults upon which the notice is based; provided that Sellers have not breached any of their obligations hereunder in any material respect which breach is continuing at such time; provided, further, that Buyer shall, after receipt of such notice, have 15 days in which to cure such breach and, if so cured, Sellers shall, for that reason, have no right to terminate this Agreement; or
(d) Expiration Date. By Sellers or Buyer upon written notice to the other if the Closing shall not have occurred on or before December 1, 2010; provided that the party delivering such notice is not in material default of any of its obligations hereunder.
Section 12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto to another party hereto on account of such termination, except that the obligations in Article XIV shall survive the termination hereof; provided, however, that nothing herein shall relieve a breaching or defaulting party for liability arising from any breach or default by such party that shall occur prior to the date of termination of this Agreement.
ARTICLE XIII
INDEMNIFICATION
Section 13.1 In General.
(a) Subject to the terms and conditions of this Article XIII, (A) with respect to clause (i) of this subsection (a), Seller Parent and Sellers jointly and severally, and (B) with respect to clauses (ii) and (iii) of this subsection (a), Sellers jointly and severally, agree to indemnify, defend and hold harmless Buyer and Buyer Parent and their respective directors, officers, employees, equity owners, agents, representatives, successors and permitted assigns from and against any and all losses, liabilities, obligations, damages, deficiencies and expenses (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses and expenses in investigating, preparing for and participating in any litigation or proceeding including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments (collectively, “Damages”) arising out of or resulting from:
(i) the inaccuracy or breach of any representation or warranty of Sellers or Seller Parent contained herein, other than the representations and warranties contained in Section 4.11(e);
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(ii) the breach or nonfulfillment of any covenant or agreement on the part of Sellers or Seller Parent under the terms of this Agreement; and
(iii) any Retained Liability.
(b) Subject to the terms and conditions of this Article XIII, (A) with respect to clause (i) of this subsection (b), Buyer and Buyer Parent jointly and severally agree, and (B) with respect to clauses (ii) and (iii) of this subsection (b) Buyer agrees, to indemnify, defend and hold harmless Sellers and Seller Parent and their respective directors, officers, employees, equity owners, agents, representatives, successors and permitted assigns from and against all Damages arising out of or resulting from:
(i) the inaccuracy or breach of any representation or warranty of Buyer or Buyer Parent contained herein;
(ii) the nonfulfillment or breach of any covenant or agreement on the part of Buyer or Buyer Parent under the terms of this Agreement; and
(iii) any Assumed Obligation.
Section 13.2 Method of Asserting Claims, Etc. All claims for indemnification by an Indemnified Party under Section 13.1 hereof shall be asserted and resolved as follows:
(a) If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly (but in no event later than 10 days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then reasonably determinable, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). Notwithstanding the foregoing, the failure to send or a delay in sending a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim, except and only to the extent that the Indemnifying Party demonstrates that it has been actually materially prejudiced by such failure or delay.
(b) In the event of any Third Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party has the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third Party Claim
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hereunder, (i) the Indemnifying Party and its counsel shall keep the Indemnified Party reasonably informed as to its conduct of such defense, and (ii) the Indemnified Party must cooperate with the Indemnifying Party in the defense or settlement of the Third Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party is not entitled to settle or consent to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, unless the settlement or judgment involves only the payment of money damages, contains a full and complete release of the Indemnified Party and does not impose an injunction or other equitable relief upon the Indemnified Party.
(c) If the Indemnifying Party, by the 30th day after receipt of the Claim Notice (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third Party Claim), does not assume actively and in good faith the defense of any such Third Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Third Party Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party is entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party may not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned, or delayed.
(d) The Indemnified Party shall make available to the Indemnifying Party and its Representatives all Records and other materials required by the Indemnifying Party and in the possession or under the control of the Indemnified Party, for the use of the Indemnified Party and its Representatives in defending any such Third Party Clam, and shall in other respects give reasonable cooperation in such defense.
(e) If any Indemnified Party should have a claim against any Indemnifying Party under this Article XIII which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of such claim, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the “Indemnity Notice”). The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Article XIII, except and only to the extent that the Indemnifying Party demonstrates that it has been actually materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, the Indemnifying Party and the Indemnified Party shall for a period of 30 days proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may, at the option of either party, be resolved by any method permitted by Law or in equity.
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Section 13.3 Responsibilities Relating to Environmental Conditions for Which a Seller has Elected to Conduct Remedial Action.
(a) Sellers shall retain and be solely responsible for all Commercially Reasonable Remediation Costs arising out of any Potentially Material Environmental Condition for which a Seller has elected to conduct Remedial Action pursuant to Section 6.2(b)(i) (the “Seller Environmental Liabilities”).
(b) As between the Parties, Buyer shall have the right to direct and control any Remedial Actions relating to any Seller Environmental Liability. With respect to any such Seller Environmental Liability, all discussions, negotiations and proceedings with Governmental Authorities and other third Persons, and all filings with or other reports made to any Governmental Authority, shall be conducted or effected by Buyer. Sellers shall have the right to attend any such discussions, negotiations or proceedings at its own expense, and Buyer shall, to the extent reasonably practicable, provide Sellers with at least five business days notice in advance of any such discussions or meeting in order to allow Sellers the opportunity to attend the same. With respect to each Seller Environmental Liability: (i) Buyer shall provide Sellers with copies of any reports, studies, notices or filings regarding the Remedial Action prior to filing or otherwise submitting them to any applicable Government Authority and shall allow Sellers a reasonable opportunity to review them and, if requested, shall give reasonable consideration to any comments of Sellers prior to making such submittal to such Governmental Authority; and (ii) Buyer shall, from time to time and as may be reasonably requested by Sellers, provide reasonable details to Sellers regarding the status of the Remedial Actions. In conducting any Remedial Actions, Buyer may use risk-based remediation standards allowed under applicable Environmental Laws consistent with the Commercially Reasonable Remediation Cost.
Section 13.4 Remedies.
(a) Notwithstanding anything herein to the contrary, the indemnification provisions of this Article XIII shall be each party’s sole and exclusive remedy for any breaches of representations and warranties under this Agreement, and the parties hereto hereby waive any right to assert claims for such breaches in any other manner.
(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER BUYER NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO SELLERS FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES FOR WHICH THEY ARE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.
(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO BUYER FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD
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PARTY AGAINST BUYER OR ANY OF ITS AFFILIATES FOR WHICH THEY ARE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.
Section 13.5 Survival of Representations and Warranties; Limitations.
(a) All representations and warranties in this Agreement shall survive the Closing for 18 months following the Closing Date, except that (i) the representations and warranties contained in Sections 4.1 through 4.5, the first sentence of Section 4.12 and Sections 5.1 through 5.5 shall survive the Closing, (ii) the representations and warranties contained in Sections 4.22 shall survive the Closing until the third annual anniversary of the Closing Date and (iii) the representations and warranties contained in Sections 4.11 and 4.21 shall survive the Closing until the sixth annual anniversary of the Closing Date (the “Survival Periods”). An Indemnifying Party shall not have any liability under this Article XIII with respect to the inaccuracy or breach of a representation or warranty unless a written claim for indemnification in accordance with Section 13.2 is given by the Indemnified Party to the Indemnifying Party with respect thereto within the applicable Survival Period.
(b) No Indemnified Party shall be entitled to indemnification pursuant to this Article XIII in respect of the inaccuracy or breach of a representation or warranty unless the aggregate amount of Damages payable to Indemnified Parties hereunder in respect of all such inaccuracies or breaches exceeds $2,000,000 after which, subject to Section 13.4(c), the Indemnifying Party shall indemnify the Indemnified Parties for all Damages incurred in excess of $1,000,000.
(c) An Indemnifying Party shall have no obligation to indemnify an Indemnified Party pursuant to this Article XIII with respect to the inaccuracy or breach of representations and warranties for an aggregate amount of Damages in excess of 15% of the Purchase Price, except that, (i) in the case of the inaccuracy or breach of the representations and warranties contained in Sections 4.11, 4.21 and 4.22, such cap shall, instead, be 75% of the Purchase Price and (ii) in the case of the inaccuracy or breach of the representations and warranties contained in Sections 4.1 through 4.5, the first sentence of Section 4.12 and Sections 5.1 through 5.5, such cap shall, instead, be the Purchase Price.
(d) Regardless of the failure of Sellers to include any relevant information in the Sellers’ Disclosure Schedules or any supplement thereto, to the extent that Sellers can demonstrate that Buyer had Knowledge of any information that should have been disclosed in the Sellers’ Disclosure Schedules or any supplement thereto, such information shall not form the basis for a claim pursuant to Article XIII of this Agreement or otherwise give rise to any claim on the part of Buyer.
Section 13.6 Recovery. The amount of any Damages for which indemnification is provided hereunder shall be net of any other amounts recovered by the Indemnified Party with respect to such Damages, including under insurance policies, indemnity arrangements and the like. An Indemnified Party who has received a recovery for Damages arising from breach of a representation, warranty, agreement or covenant under this Agreement which is subject to indemnification shall have no right to recover twice for the same Damages under the indemnification provided in this Agreement nor shall its insurer or indemnitor be entitled to any
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kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party. Each Indemnified Party shall use reasonable efforts to pursue reimbursement for Damages, including under insurance policies and indemnity arrangements.
Section 13.7 Express Negligence. THE INDEMNITIES SET FORTH IN THIS ARTICLE XIII ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS’ EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.
ARTICLE XIV
MISCELLANEOUS
Section 14.1 Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.
Section 14.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier guaranteeing next business day delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Buyer or Buyer Parent:
Patterson-UTI Energy, Inc.
450 Gears Road, Suite 500
Houston, Texas 77067
Attention: General Counsel
if to Sellers or Seller Parent:
Key Energy Services, Inc.
1301 McKinney, Suite 1800
Houston, Texas 77010
Attention: General Counsel
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Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice or change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied during the recipient’s normal business hours and if a telecopy confirmation is received, upon receipt, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.
Section 14.3 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 14.3 shall be void ab initio.
Section 14.4 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
Section 14.5 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto and the confidentiality agreement dated as of April 8, 2010 between Seller Parent and Universal Well Services, Inc., contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a termination of this Agreement, the parties’ obligations under the above mentioned confidentiality agreement shall survive such termination.
Section 14.6 Governing Law. This Agreement, its construction and any disputes arising out of, connected with or related to it shall be governed by the Laws of the State of Texas, without regard to the conflicts of law principles of such state.
Section 14.7 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
Section 14.8 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. Except as provided in Article XIII, this Agreement is for the sole benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than such persons, any legal or equitable rights hereunder.
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Section 14.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
Section 14.10 Time. Time is of the essence in the performance of this Agreement.
Section 14.11 Seller Parent Assurance.
(a) From the date hereof through the Closing, Seller Parent shall cause Sellers and its other applicable Affiliates to perform all of their obligations under this Agreement. In the event that a Seller is not the owner or holder of, or party in interest with respect to, a particular Purchased Asset, Seller Parent shall cause its applicable Subsidiary that is the owner or holder of, or party in interest with respect to, such Purchased Asset to convey same to Buyer in accordance with the terms of this Agreement.
(b) In the event that an Affiliate of a Seller is the owner or holder of, or party in interest with respect to, a particular Purchased Asset, then the representations and warranties contained in Sections 4.10, 4.12, 4.13, 4.14, 4.15, 4.18 and 4.22 shall be deemed to have been made by Sellers with respect to such Affiliate’s interest in such Purchased Asset.
Section 14.12 Buyer Parent Assurance. From the date hereof through the Closing, Buyer Parent shall cause Buyer and its applicable Affiliates to perform all of their obligations under this Agreement.
[Signature Page Follows]
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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

SELLER A:		SELLER B:

KEY ENERGY PRESSURE PUMPING SERVICES, LLC		KEY ELECTRIC WIRELINE SERVICES, LLC

By:	/s/ Newton W. Wilson III Newton W. Wilson III	By:	/s/ Newton W. Wilson III Newton W. Wilson III
	President		President

SELLER PARENT:

KEY ENERGY SERVICES, INC.

		By:	/s/ Newton W. Wilson III Newton W. Wilson III
Senior Vice President and Chief Operating Officer

BUYER:		BUYER PARENT:

PORTOFINO ACQUISITION COMPANY		PATTERSON-UTI ENERGY, INC.

By:	/s/ John E. Vollmer III John E. Vollmer III	By:	/s/ John E. Vollmer III John E. Vollmer III
	Senior Vice President — Corporate		Senior Vice President — Corporate
	Development, Chief Financial		Development, Chief Financial
	Officer and Treasurer		Officer and Treasurer

EXHIBIT A
(RESERVED)

EXHIBIT B
MATERIAL TERMS OF
TRANSITION SERVICES AGREEMENT
The following is a summary of terms regarding certain major business points which would be incorporated in a Transition Services Agreement (the “TSA”) between Portofino Acquisition Company, a Delaware corporation (“Buyer”), Key Energy Pressure Pumping Services, LLC, a Texas limited liability company (“Seller A”), Key Electric Wireline Services, LLC, a Delaware limited liability company (“Seller B”, and together with Seller A, the “Sellers”), and Key Energy Services, Inc., a Maryland corporation (“Seller Parent”). Capitalized terms used but not defined herein shall have the meanings given in the Asset Purchase Agreement (the “Agreement”) to which this term sheet is attached.

ADDITIONAL CONSIDERATION:	None.

EXPENSE REIMBURSEMENT:	Reasonable out-of-pocket expenses actually incurred by the party providing transitional services in the course of performing its duties under the TSA.

TERM:	120 days commencing on the Closing Date.

TERMINATION:	Automatic at end of Term.

RENEWAL OPTIONS:	None.

STANDARD OF SERVICE:	Consistent with historical past practice; no warranties concerning services provided.

SERVICES COVERED:	Buyer to receive:

Phone and internet services at certain Transferred Real Property.

Temporary use by Buyer of Seller Parent’s Breaux Bridge, Louisiana facility until the Vincent Road, Lafayette, Louisiana facility is ready for move-in.

Sellers to receive:

Shared use of Transferred Real Property at Cleburne, Texas.

Such other transitional services mutually agreed to by the parties between the date of the Agreement and the Closing Date.

EXHIBIT C
MATERIAL TERMS OF
LEASE AGREEMENT
The following is a summary of terms regarding certain major business points which would be incorporated in the Buyer Lease Agreement and the applicable Seller Lease Agreement (the “Lease”) between the applicable tenant (“Tenant”), and the applicable landlord (“Landlord”) as to the applicable Transferred Leased Real Property identified in the Asset Purchase Agreement to which this exhibit is attached (the “Agreement”) (the “Leased Premises”). Capitalized terms used but not defined herein shall have the meanings given in the Agreement.

RENT:	$7,500 per month.

INSURANCE AND MAINTENANCE:	In addition to the Rent, Tenant shall be responsible for all costs of operating and maintaining the Leased Premises including insurance and routine maintenance.

TAX LIABILITY:	Total tax liability shall be divided 50% to Tenant and 50% to Landlord. Total tax liability shall be determined by the appropriate taxing authorities. Tax payment obligations are based on a daily proration of Tenant’s occupancy term.

UTILITIES AND MAJOR REPAIRS:	All costs for utilities and repairs to major facility systems shall be divided 50% to Tenant and 50% to Landlord.

COMMENCEMENT DATE:	The Primary Term shall commence on the Closing Date as defined in the Agreement.

TERMINATION OF PRIMARY TERM:	18 months following the Commencement Date or upon 30 days’ notice by Tenant.

RENEWAL OPTIONS:	None.

USE OF THE LEASED PREMISES:	Tenant shall have the right to use and occupy each tract included in the Leased Premises only for the purposes consistent with Tenant’s business or the business of Tenant’s affiliates.

ENVIRONMENTAL MATTERS:	Landlord shall indemnify and hold harmless Tenant for any claims made by third parties for damages arising out of the environmental condition of the Leased Premises that constitute an Existing Condition.

INDEMNITY:	Tenant shall indemnify, defend and hold Landlord harmless from and against any claims arising out of Tenant’s presence or operations on the Leased Premises.

RETURN OF LEASED PREMISES:	Tenant shall be obligated to return the Leased Premises to Landlord at the end of the term of the Lease in substantially the condition such premises were in on the Commencement Date, ordinary wear and tear excepted.

RIGHT TO ASSIGN AND SUBLEASE:	Tenant shall not have the right to assign or sublease all or any portion of the Leased Premises without the written consent of Landlord, such consent not to be unreasonably withheld; provided that Tenant may assign or sublease all or any portion of the Leased Premises at its sole discretion to an affiliate of Tenant or to any purchaser of all or a portion of Tenant’s assets or stock.

EXHIBIT D
MATERIAL TERMS OF
LEASE AGREEMENT — HEBER SPRINGS
The following is a summary of terms regarding certain major business points which would be incorporated in a lease agreement (the “Lease”) between an Affiliate of Sellers (“Tenant”) and Buyer (“Landlord”) as to the Heber Springs, Arkansas service facility used the Wireline Business (the “Leased Premises”). Capitalized terms used but not defined herein shall have the meanings given in the Asset Purchase Agreement (the “Agreement”) to which this exhibit is attached.

RENT:	$6,000 per month.

INSURANCE AND MAINTENANCE:	In addition to the Rent, Tenant shall be responsible for all costs of operating and maintaining the Leased Premises including insurance and routine maintenance.

TAX LIABILITY:	Total tax liability shall be divided 50% to Tenant and 50% to Landlord. Total tax liability shall be determined by the appropriate taxing authorities. Tax payment obligations are based on a daily proration of Tenant’s occupancy term.

UTILITIES AND MAJOR REPAIRS:	All costs for utilities and repairs to major facility systems shall be divided 50% to Tenant and 50% to Landlord.

COMMENCEMENT DATE:	The Primary Term shall commence on the Closing Date as defined in the Agreement.

TERMINATION OF PRIMARY TERM:	18 months following the Commencement Date or upon 30 days’ notice by Tenant.

RENEWAL OPTIONS:	None.

USE OF THE LEASED PREMISES:	Tenant shall have the right to use and occupy each tract included in the Leased Premises only for the purposes consistent with Tenant’s business or the business of Tenant’s affiliates.

ENVIRONMENTAL MATTERS:	Landlord shall indemnify and hold harmless Tenant for any claims made by third parties for damages arising out of the environmental condition of the Leased Premises that constitute an Existing Condition.

INDEMNITY:	Tenant shall indemnify, defend and hold Landlord harmless from and against any claims arising out of Tenant’s presence or operations on the Leased Premises.

RETURN OF LEASED PREMISES:	Tenant shall be obligated to return the Leased Premises to Landlord at the end of the term of the Lease in substantially the condition such premises were in on the Commencement Date, ordinary wear and tear excepted.

RIGHT TO ASSIGN AND SUBLEASE:	Tenant shall not have the right to assign or sublease all or any portion of the Leased Premises without the written consent of Landlord, such consent not to be unreasonably withheld; provided that Tenant may assign or sublease all or any portion of the Leased Premises at its sole discretion to an affiliate of Tenant or to any purchaser of all or a portion of Tenant’s assets or stock.